Exhibit 2.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

AGREEMENT AND PLAN OF MERGER

dated as of

July 23, 2018

by and among

NABRIVA THERAPEUTICS PLC,

ZUPERBUG MERGER SUB I, INC.,

ZUPERBUG MERGER SUB II, INC.,

ZAVANTE THERAPEUTICS, INC.

and

CAM GALLAGHER

4.11	FDA Matters	39
4.12	Contracts; No Defaults	40
4.13	Company Benefit Plans	42
4.14	Employment and Labor Relations	44
4.15	Taxes	45
4.16	Brokers’ Fees	48
4.17	Insurance	48
4.18	Licenses, Permits and Authorizations	48
4.19	Real Property	49
4.20	Intellectual Property	49
4.21	Environmental Matters	51
4.22	Absence of Changes	52
4.23	Affiliate Matters	52
4.24	No Outside Reliance	52
4.25	Unaccredited Investors	53
4.26	No Additional Representations or Warranties	53

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBS		53

5.1	Corporate Organization	53
5.2	Subsidiaries	53
5.3	Due Authorization	54
5.4	No Conflict	54
5.5	Governmental Consents	54
5.6	Capitalization of Buyer	55
5.7	Financial Statements	55
5.8	Undisclosed Liabilities	56
5.9	Litigation and Proceedings	56
5.10	Compliance with Laws	56
5.11	FDA Matters	56
5.12	Contracts; No Defaults	58
5.13	Taxes	58
5.14	Brokers’ Fees	61
5.15	Licenses, Permits and Authorizations	61
5.16	Intellectual Property	61
5.17	Environmental Matters	62
5.18	Absence of Changes	62
5.19	Financial Ability; Issuance of Buyer Ordinary Shares	62
5.20	SEC Filings, Sarbanes-Oxley and Exchange Rules	63
5.21	No Outside Reliance	64
5.22	No Additional Representations or Warranties	64

ARTICLE VI. COVENANTS OF THE COMPANY		64

6.1	Conduct of Business	64
6.2	Inspection	67

6.3	Information Statement	67
6.4	Termination of 401(k) Plan	68
6.5	Section 280G Vote	68

ARTICLE VII. COVENANTS OF BUYER		68

7.1	Director & Officer Indemnification and Insurance	68
7.2	Employment Matters	70
7.3	Retention of Books and Records	72
7.4	Contact with Customers and Suppliers	72
7.5	Registration Rights	72
7.6	Conduct of Business of Buyer	73
7.7	Stock Exchange Listing	73
7.8	Shareholder Approval	73

ARTICLE VIII. JOINT COVENANTS		73

8.1	Support of Transaction	73
8.2	Stockholder Approval	73
8.3	Further Assurances	74
8.4	Tax Matters	74
8.5	Private Placement	76

ARTICLE IX. CONDITIONS TO OBLIGATIONS		77

9.1	Conditions to the Obligations of Buyer, Merger Subs and the Company	77
9.2	Conditions to the Obligations of Buyer and Merger Subs	77
9.3	Conditions to the Obligations of the Company	78
9.4	Waiver of Conditions; Frustration of Conditions	79

ARTICLE X. TERMINATION/EFFECTIVENESS		79

10.1	Termination	79
10.2	Effect of Termination	80

ARTICLE XI. INDEMNIFICATION		81

11.1	Survival of Representations, Warranties and Covenants	81
11.2	Indemnification	81
11.3	Indemnification Claim Procedures	82
11.4	Limitations on Indemnification Liability	84
11.5	Set Off	86
11.6	Holdback Shares	86
11.7	Indemnification Sole and Exclusive Remedy	86
11.8	Issuance of Holdback Shares	86
11.9	Tax Treatment	87

ARTICLE XII. STOCKHOLDER REPRESENTATIVE		87

12.1	Designation and Replacement of Stockholder Representative	87
12.2	Authority and Rights of the Stockholder Representative; Limitations on Liability	88

ARTICLE XIII. MISCELLANEOUS		88

13.1	Waiver	88
13.2	Notices	89
13.3	Assignment	90
13.4	Rights of Third Parties	91
13.5	[Reserved]	91
13.6	Expenses	91
13.7	Governing Law	91
13.8	Captions; Counterparts	91
13.9	Schedules and Annexes	91
13.10	Entire Agreement	92
13.11	Amendments	92
13.12	Publicity	92
13.13	Severability	92
13.14	Jurisdiction; Waiver of Jury Trial	93
13.15	Enforcement	93
13.16	Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege	94
13.17	Tax Advice	95

Annexes

Annex A — Form of Support Agreement

Annex B-1 — Form of Certificate of Merger

Annex B-2 — Form of Second Certificate of Merger

Annex C — Form of Letter of Transmittal

Annex D — Form of Investment Agreement

Annex E — Form of Written Consent

Annex F — Form of Surrender Agreement

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of July 23, 2018, is entered into by and among Nabriva Therapeutics plc, a public limited company under the Laws of Ireland (“Buyer”), Zuperbug Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub I”), Zuperbug Merger Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of Buyer (“Merger Sub II”, and together with Merger Sub I, “Merger Subs”), Zavante Therapeutics, Inc., a Delaware corporation (the “Company”), and Cam Gallagher, an individual, solely in his capacity as the initial Stockholder Representative hereunder.

RECITALS

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub I and the Company have approved and declared advisable the First Merger (defined below) upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective Boards of Directors of Buyer, Merger Sub I and the Company have determined that the First Merger is in furtherance of and consistent with their respective business strategies and is fair to, and in the best interest of, their respective stockholders;

WHEREAS, Buyer, the Merger Subs and the Company intend to effect a reorganization in which, as steps in a single, integrated transaction, (a) the First Merger will be consummated, and (b) as part of the same overall transaction, the Company will merge with and into Merger Sub II, the Company will cease to exist, and Merger Sub II will survive as a direct, wholly owned subsidiary of Buyer (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate, the “Merger”);

WHEREAS, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Section 1.368-2(g) of the Treasury Regulations;

WHEREAS, within two (2) Business Days after the execution and delivery of this Agreement, the Company will obtain and deliver to Buyer a true, correct and complete copy of an irrevocable written consent of stockholders of the Company in sufficient number to evidence the approval of this Agreement, the First Merger and the other transactions contemplated hereby in accordance with the DGCL;

WHEREAS, for certain limited purposes, and subject to the terms set forth herein, the Stockholder Representative shall serve as a representative of the Pre-Closing Holders (defined below); and

WHEREAS, concurrently with the execution and delivery of this Agreement as an inducement for Buyer and Merger Sub I to enter into this Agreement, certain of the Company Stockholders are executing and delivering the Support Agreement attached hereto as Annex A (the “Support Agreement”); and

WHEREAS, it shall be open to all holders of Company Capital Stock to receive Buyer Ordinary Shares in accordance with and subject to the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Buyer, Merger Subs, the Company and, solely in its capacity as such, the Stockholder Representative, agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

1.1          Definitions.  As used herein, the following terms shall have the following meanings:

“2018 Company Bonus Payments” has the meaning specified in Section 7.2(d).

“Acceleration Payment” has the meaning specified in Section 3.10(f).

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

“Action” means any claim, action, suit, audit, assessment, arbitration, inquiry, proceeding or investigation, in each case, by or before any Governmental Authority.

“Adjustment Amount” has the meaning specified in Section 3.4(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.  For the avoidance of doubt, following the Closing, (i) the Company shall constitute an Affiliate of Buyer and (ii) neither the Buyer nor any of its Subsidiaries (including the Company) shall constitute an Affiliate of any Pre-Closing Holder.

“Agreement” has the meaning specified in the preamble hereto.

“Approval Milestone” has the meaning specified in Section 3.10(a)(i).

“Base Shares” means a number of Buyer Ordinary Shares (rounded down to the nearest whole share) equal to 19.9% of the total number of Buyer Ordinary Shares that are issued and outstanding as of immediately prior to the Closing.

“Basket Amount” has the meaning specified in Section 11.4(b).

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Buyer” has the meaning specified in the preamble hereto.

“Buyer Closing Certificate” has the meaning specified in Section 9.3(c).

“Buyer Cure Period” has the meaning specified in Section 10.1(c)(i).

“Buyer Financial Statements” has the meaning specified in Section 5.7.

“Buyer Indemnified Parties” has the meaning specified in Section 11.2(a).

“Buyer Ordinary Shares” means the ordinary shares, nominal value $0.01 per share, of Buyer.

“Buyer Related Entities” has the meaning specified in Section 3.10(b)(iv).

“Buyer SEC Documents” means all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2017.

“Buyer Share Capital” has the meaning specified in Section 5.6(a).

“Buyer Share Price” means the volume weighted average price of a Buyer Ordinary Share over the twenty (20) trading-day period ending three (3) trading days prior to the Closing Date, as reported by Bloomberg.

“Cancelled Shares” has the meaning specified in Section 3.1(a).

“Capitalization Date” has the meaning specified in Section 5.6(a)(i).

“Cash-Out Holder” means any holder of Company Capital Stock who, having had the opportunity to qualify as a Qualified Holder, is not a Qualified Holder.

“Certificate of Merger” has the meaning specified in Section 2.1(a).

“Certificates” has the meaning specified in Section 3.2(b).

“Change in Control Payments” means any amounts payable by the Company, the Final Surviving Corporation or their Subsidiaries at or at any time after the Closing (or, to the extent such amounts are unpaid as of immediately prior to the Closing, at any time prior to the Closing) as a result of the execution and delivery of this Agreement or the consummation of the First Merger (whether or not conditioned upon a related termination of employment) to any current or former employee, officer, director or consultant of the Company pursuant to any plan, program, policy, Contract or arrangement adopted prior to the Closing providing for any transaction bonus, compensation or other similar amounts payable in connection with the consummation of the transactions contemplated by this Agreement (including all obligations with respect to the 2018 Company Bonus Payments or under the 2018 Corporate Bonus Plan), plus the employer’s share of Taxes payable with respect to all such amounts, provided, however, that in no event shall “Change in Control Payments” include: (i) amounts owed (x) as severance to any Company employee under a severance or change in control severance agreement to which the Company is a party and which is in effect as of prior to the Effective Time as a result of (A) any such employee’s termination of employment with Buyer or its Affiliates after June 30, 2019, (B) any actions taken by Buyer or its Affiliates after June 30, 2019 or (C) any breach of such agreement by Buyer or its Affiliates following the Closing, or (y) under arrangements put in place by the Buyer in connection with the Closing or after the Effective Time; or (ii) amounts paid or payable in respect of Company Options in connection with the transactions contemplated by this Agreement.

“Closing” has the meaning specified in Section 2.3.

“Closing Balance Sheet” means an unaudited balance sheet of the Company as of immediately prior to the Effective Time.

“Closing Cash Amount” means the amount of all cash and cash equivalents of the Company as of immediately prior to the Effective Time, to the extent that such amounts are not pledged as collateral or otherwise restricted, calculated in accordance with GAAP applied in a manner consistent with the principles applied in connection with the preparation of the most recent audited balance sheet included in the Financial Statements.

“Closing Certificate” has the meaning specified in Section 9.2(c).

“Closing Date” has the meaning specified in Section 2.3.

“Closing Date Net Working Capital” has the meaning specified in Section 3.4(a).

“Closing Indebtedness” means all Indebtedness of the Company as of immediately prior to the Effective Time, calculated in accordance with GAAP applied in a manner consistent with the principles applied in connection with the preparation of the most recent audited balance sheet included in the Financial Statements.

“Closing Indebtedness Amount” means the amount of all Closing Indebtedness.

“Closing Indebtedness Payoff Amount” has the meaning specified in Section 3.3.

“Closing Merger Consideration” has the meaning specified in Section 3.1(d).

“Closing Option Consideration” has the meaning specified in Section 3.1(g).

“COBRA” has the meaning specified in Section 4.13(f).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plans” has the meaning specified in Section 4.13(a).

“Company Bylaws” means the bylaws of the Company, as amended.

“Company Capital Stock” means the Company Common Stock and the Company Series A Preferred Stock.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 10.1(c)(i).

“Company Equity Plan” means the Company’s 2015 Equity Incentive Plan, as amended from time to time.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property that is, or is purported to be, licensed to the Company, or with respect to which the Company has been given a covenant not to assert, by any third party.

“Company Milestone Products” has the meaning specified in Section 3.10(b)(i).

“Company Option” has the meaning specified in Section 3.1(g).

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company, solely or jointly with any other Person.

“Company Permits” has the meaning specified in Section 4.18.

“Company Registered IP” has the meaning specified in Section 4.20(a).

“Company Regulated Product” has the meaning specified in Section 4.11(a).

“Company Restricted Stock Award” means an award of shares of Company Common Stock granted pursuant to the Company Equity Plan or otherwise that is subject to restrictions based on continuing service.

“Company Series A Preferred Stock” means the Company’s Series A Preferred Stock, par value $0.0001 per share.

“Company Stockholder” means those Persons who held shares of outstanding Company Capital Stock immediately prior to the Effective Time (not inclusive of holders of Company Options or the Company Warrant).

“Company Warrant” means the outstanding warrant issued to PacWest Bancorp to purchase shares of Company Series A Preferred Stock.

“Confidentiality Agreement” has the meaning specified in Section 13.10.

“Continuing Employees” has the meaning specified in Section 7.2(b).

“Contract” means any written or oral contract, agreement, commitment, subcontract, lease, license or purchase order.

“Designated Person” has the meaning specified in Section 13.16(a).

“Determination Date” has the meaning specified in Section 3.4(b).

“DGCL” has the meaning specified in the Recitals.

“Disclosure Schedules” has the meaning specified in the first sentence of Article IV.

“Dissenting Share” has the meaning specified in Section 3.1(a).

“EDGAR” has the meaning specified in Section 5.20(a).

“Effective Time” has the meaning specified in Section 2.3.

“Environmental Laws” means any and all applicable foreign, federal, state or local laws, statutes, ordinances, rules or regulations relating to Hazardous Materials or the protection of the environment, as in effect on and as interpreted as of the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company, or otherwise would be treated as a single employer with the Company for purposes of Title IV of ERISA.

“Estimated Adjustment Amount” means the amount, if any, by which (a) the sum of the Estimated Closing Indebtedness Amount, plus the Estimated Excess Transaction Expenses exceeds (b) the sum of the Estimated Closing Date Net Working Capital plus the aggregate amount of any 2018 Company Bonus Payments actually paid prior to the Closing by the Company.  For the avoidance of doubt the Estimated Adjustment Amount may not be a negative number.

“Estimated Adjustment Shares” means a number of Buyer Ordinary Shares (rounded to the nearest whole share) equal to the Estimated Adjustment Amount, divided by the Buyer Share Price.

“Estimated Closing Cash Amount” has the meaning specified in Section 3.3.

“Estimated Closing Date Net Working Capital” has the meaning specified in Section 3.3.

“Estimated Closing Indebtedness Amount” has the meaning specified in Section 3.3.

“Estimated Excess Transaction Expenses” has the meaning specified in Section 3.3.

“Excess Transaction Expenses” means any and all Transaction Expenses in excess of $6,618,159.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Existing Representation” has the meaning specified in Section 13.16(a).

“Exploitation” means the act of making, having made, importing, using, selling, offering for sale, otherwise disposing of, researching, developing, registering, modifying, enhancing, improving, manufacturing, having manufactured, licensing, storing, formulating, optimizing, exporting, transporting, distributing, commercializing, promoting, marketing, having sold or otherwise having. disposed of.

“FDA” means the United States Food and Drug Administration.

“FDCA” means the United States Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

“Final Merger Consideration” has the meaning specified in Section 3.1(d).

“Final Surviving Corporation” has the meaning specified in Section 2.1(d).

“Financial Statements” has the meaning specified in Section 4.7.

“First Commercial Sale” has the meaning specified in Section 3.10(b)(ii).

“First Merger” has the meaning specified in Section 2.1(a).

“First Merger Constituent Corporations” has the meaning specified in Section 2.1(a).

“First Step Surviving Corporation” has the meaning specified in Section 2.1(b).

“Fundamental Representations” means the representations and warranties of the Company in Sections 4.1, 4.2, 4.3, 4.6, 4.15 and 4.16 and the representations and warranties of the Buyer and Merger Sub in Sections 5.1, 5.2, 5.3, 5.6, 5.14 and 5.19.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency, instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Grant Date” has the meaning specified in Section 4.6(d).

“Hazardous Material” means any substance, material or waste that is listed, classified or regulated by a Governmental Authority as a “toxic substance,” “hazardous substance” or “hazardous material” or words of similar meaning and regulatory effect.

“Holdback Issuance Date” has the meaning specified in Section 11.8.

“Holdback Shares” means that number of Buyer Ordinary Shares (rounded down to the nearest whole share) equal to 10% of the number of Base Shares.

“Indebtedness” of any Person as of any date means (i) all indebtedness or other obligation of such Person and its consolidated Subsidiaries for borrowed money, together with accrued and unpaid interest, fees and charges thereon and in respect thereof as of such date, (ii) all capitalized lease obligations of such Person and its consolidated Subsidiaries as of such date, (iii) the face amount of all letters of credit issued for the account of such Person as of such date, (iv) all guarantees and similar obligations of such Person as of such date, (v) all accrued interest, fees and charges in respect of any indebtedness as of such date and prepayment interest, fees, penalties, premiums and associated costs and expenses, (vi) all bankers acceptances and overdrafts as of such date, and (vii) obligations of such Person for any deferred purchase price of property or other assets (including earnout, milestone and similar obligations), except to the extent described on Schedule 1.1(a); provided, however, that Indebtedness shall not include (x) undrawn letters of credit and reimbursement obligations in respect of undrawn letters of credit or (y) obligations of such Person for any deferred purchase price of property or other assets (including earnout, milestone and similar obligations) described on Schedule 1.1(a).

“Indemnified Party” has the meaning specified in Section 11.3(a).

“Indemnified Persons” has the meaning specified in Section 7.1.

“Indemnitor” means the party required to provide indemnification pursuant to Section 11.2; provided, however, that solely for the purposes of Sections 11.3 and 11.4, the Stockholder Representative shall be considered the Indemnitor with respect to claims for indemnification pursuant to Section 11.2(a) (it being understood that such status as an Indemnitor is solely for the purpose of providing the Stockholder Representative with the right (i) to control the defense and settlement of any Action giving rise to a claim for indemnification pursuant to Section 11.2(a) and (ii) to engage in discussions, negotiations, and other dispute resolution with the applicable Indemnified Party regarding the claim for indemnification, and such status shall not obligate the Stockholder Representative, in such capacity, to provide any indemnification or otherwise impose any liability on the Stockholder Representative).

“Independent Auditor” has the meaning specified in Section 3.4(b).

“Information Statement” has the meaning specified in Section 6.3.

“Intellectual Property” means any of the following: (i) patents and patent applications (including provisional patent applications) and other governmental grants for the protection of inventions, including any substitutions, divisionals, continuations, continuations-in-

part, reissues, renewals, registrations, re-examinations, extensions, supplementary protection certificates and the like (collectively, “Patent Rights”); (ii) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, and all goodwill in the foregoing; (iii) registered and unregistered copyrights, moral rights of authors and applications for registration of copyright; (iv) internet domain names; and (v) trade secrets, inventions, invention disclosures, data, technology, processes and know-how.

“Intended Tax Treatment” has the meaning specified in Section 8.4(a).

“Interim Financial Statements” has the meaning specified in Section 4.7.

“Ireland” means the Republic of Ireland, and references to “Irish” shall be construed accordingly.

“IRS” means the United States Internal Revenue Service.

“Law” means any statute, law, ordinance, rule, regulation, decision, permit, authorization or Governmental Order, in each case, of any Governmental Authority and the common law.

“Leased Real Property” means all real property leased by the Company.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest or other lien of any kind.

“Losses” means any and all actual losses, damages, liabilities, fines, penalties, fees, costs or expenses.

“Majority Holders” has the meaning specified in Section 12.1.

“Material Adverse Effect” means, (i) with respect to the Company, any event, occurrence, fact, condition or change that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (x) the business, assets, liabilities, results of operations or financial condition of the Company, taken as a whole; provided, however, that, for purposes of this clause (x), in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” on or in respect of the Company, in each case to the extent first arising after the date hereof: (A) any change in Law, regulatory policies, accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof, (B) any change in interest rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets), (C) any change generally affecting any of the industries in which the Company operates or the economy as a whole, (D) the announcement of the execution of this Agreement, including losses or threatened losses of employees, customers, vendors, suppliers, contract manufacturers, distributors or others having relationships with the Company, (E) compliance with the terms of, or the taking of any action required by, this Agreement, or otherwise taken with the consent of Buyer, (F) any natural disaster, (G) any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions or other force majeure events, or (H) any failure of the Company to meet any projections or forecasts, provided that this clause (H) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); except, in the case of clauses (B), (C), (F) and (G) above, to the extent that any such change, condition, event or effect has a materially disproportionate and adverse effect on the business of the Company relative to other businesses in the industries in which the Company operates or (y) on the ability of the Company to, in a reasonably timely manner, consummate the transactions contemplated by or to perform its material obligations under this Agreement; and (ii) with respect to Buyer or Merger Sub, any event, occurrence, fact, condition or change that has a material adverse effect on the ability of Buyer or Merger Sub to, in a reasonably timely manner, consummate the transactions contemplated by or to perform its material obligations under this Agreement.

“Merger” has the meaning specified in the recitals hereto.

“Merger Consent” has the meaning specified in Section 8.2.

“Merger Sub I” has the meaning specified in the preamble hereto.

“Merger Sub II” has the meaning specified in the preamble hereto.

“Merger Subs” has the meaning specified in the preamble hereto.

“Milestone Acceleration or Continuation Event” has the meaning specified in Section 3.10(f).

“Milestone Payment” has the meaning specified in Section 3.10(a).

“Milestone Payment Amount” has the meaning specified in Section 3.10(b)(ii).

“Milestone Period” has the meaning specified in Section 3.10(b)(iv).

“Milestone Reasonable Efforts” has the meaning specified in Section 3.10(e).

“Milestone Share Price” has the meaning specified in Section 3.10(g).

“Milestone Share Price Measurement Period” has the meaning specified in Section 3.10(g).

“Milestones” means the Approval Milestone and the Net Sales Milestones.

“NDA” means a New Drug Application or supplement to a New Drug Application as defined under the FDCA and 21 C.F.R. Part 314.

“Net Sales” has the meaning specified in Section 3.10(b)(iv).

“Net Sales 1 Milestone” has the meaning specified in Section 3.10(a)(ii).

“Net Sales 2 Milestone” has the meaning specified in Section 3.10(a)(iii).

“Net Sales 3 Milestone” has the meaning specified in Section 3.10(a)(iv).

“Net Sales Milestone” means the Net Sales 1 Milestone, the Net Sales 2 Milestone or the Net Sales 3 Milestone.

“Net Working Capital” as of any date means (i) the aggregate amount of the current assets of the Company within the categories specified in Schedule 1.1(b) as of such date, minus (ii) the aggregate amount of the current liabilities of the Company within the categories specified in Schedule 1.1(c) as of such date, in each case, as calculated in accordance with Section 3.4(a).

“Option Consideration” has the meaning specified in Section 3.1(g).

“Outside Date” has the meaning specified in Section 10.1(b)(ii).

“Patent Rights” has the meaning specified in the definition of Intellectual Property.

“Payment Spreadsheet” has the meaning specified in Section 3.1(e).

“Pending Claim” has the meaning specified in Section 11.8.

“Permitted Liens” means (i) mechanics, materialmen’s and similar Liens with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings, (ii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP, (iii) Liens on real property (including easements, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses or value of such real property, (iv) to the extent terminated in connection with the payment of the Closing Indebtedness Payoff Amount pursuant to Section 3.2(d), Liens securing payment, or any other obligations, of the Company with respect to such Indebtedness, (v) Liens constituting a lease, sublease or occupancy agreement that gives any third party any right to occupy any real property, and (vi) Liens described on Schedule 1.1(d).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Post-Closing Matter” has the meaning specified in Section 13.16(a).

“Post-Closing Representation” has the meaning specified in Section 13.16(a).

“Pre-Closing Designated Person” has the meaning specified in Section 13.16(b).

“Pre-Closing Holders” means all Persons who hold one or more Shares (including Shares subject to Company Restricted Stock Awards), Company Options or the Company Warrant immediately prior to the Effective Time.

“Pre-Closing Privileges” has the meaning specified in Section 13.16(b).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Prior Company Counsel” has the meaning specified in Section 13.16(a).

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Pro Rata Share” means, with respect to any Pre-Closing Holder, the quotient (expressed as a percentage and calculated to four decimal points (e.g., 5.4321%)) obtained by dividing, as of any point in time, (a) the portion of the Final Merger Consideration then-paid to such Person for all shares of Company Capital Stock, Company Options and Company Warrants held by such Person by (b) the aggregate Final Merger Consideration then-paid, with such amount to be recalculated on each relevant date in accordance with the Payment Spreadsheet.

“Public Offering” has the meaning specified in Section 6.2.

“Qualified Holder” means each holder of Company Capital Stock that reasonably demonstrates prior to the Closing that such holder (a) is an Accredited Investor or (b) either alone or with such holder’s “purchaser representative(s)” within the meaning of Rule 501(i) of Regulation D promulgated under the Securities Act, has such knowledge and experience in financial and business matters that such holder is capable of evaluating the merits and risks of the prospective investment in Buyer Ordinary Shares contemplated by this Agreement.

“Registrable Securities” has the meaning specified in Section 7.5(a).

“Registration Statement” has the meaning specified in Section 7.5(a).

“Remedies Exception” has the meaning specified in Section 4.3.

“Sarbanes-Oxley Act” has the meaning specified in Section 5.20(a).

“Schedule” has the meaning specified in the first sentence of Article IV.

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning specified in Section 2.1(c).

“Second Effective Time” has the meaning specified in Section 2.3.

“Second Merger” has the meaning specified in the recitals.

“Second Merger Constituent Corporations” has the meaning specified in Section 2.1(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnified Parties” has the meaning specified in Section 11.2(b).

“Share Cap” has the meaning specified in Section 3.1(d).

“Shareholder Approval” means such approval as may be required by Irish Law or the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the shareholders of Buyer with respect to the issuance of Buyer Ordinary Shares in connection with any Milestone Payment in excess of 19.9% of the issued and outstanding Buyer Ordinary Shares on the Closing Date.

“Shares” has the meaning specified in Section 3.1(a).

“Stockholder Representative” has the meaning specified in Section 12.1.

“Stockholder Representative Expense Fund” has the meaning specified in Section 3.5.

“Stockholder Representative Expenses” has the meaning specified in Section 3.5.

“Straddle Period” means any Tax period that begins on or before, and ends after, the Closing Date.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Successor Entity” has the meaning specified in Section 3.10(f).

“Support Agreement” has the meaning specified in the recitals hereto.

“Surrender Agreement” has the meaning specified in Section 3.1(g).

“Survival Expiration Date” has the meaning specified in Section 11.1.

“Tax Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Contest” has the meaning specified in Section 8.4(f).

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes and any amendments or supplements of any of the foregoing, filed or required to be filed with any Tax Authority.

“Taxes” means all federal, state, local, foreign or other tax, charge, fee, duty, contribution, levy or other similar assessment or liability, including all income, gross receipts, corporation, net worth, capital gains, insurance, business license, business organization, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), national insurance, workers compensation, unemployment, disability, real property, personal property, sales, use, lease, service, service use, transfer, registration, documentary, recapture, recording, alternative or add-on minimum, or estimated tax, and including any interest, fine, penalty or addition thereto, whether disputed or not.

“Third-Party Claim” has the meaning specified in Section 11.3(a).

“Transaction Expenses” means (without duplication) any and all (a) legal, accounting, investment banking, consulting and other out-of-pocket fees, costs or expenses incurred by or on behalf of the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, (b) all Change in Control Payments and (c) the Stockholder Representative Expense Fund, solely to the extent any of the foregoing obligations has not been paid by the Company prior to the Closing, with the exception of any 2018 Company Bonus Payments actually paid prior to the Closing by the Company, which shall be considered to be Transaction Expenses despite having been paid prior to the Closing.

“Transfer Taxes” means any transfer, sales, use, stamp, documentary, registration, conveyance, recording, value-added or other similar Tax or governmental fee (and any interest, penalty, or addition with respect thereto) payable as a result of the consummation of the Merger.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

“True-up Amount” has the meaning specified in Section 3.4(c).

“Written Consent” shall mean a written consent of the stockholders of the Company in the form attached hereto as Annex E.

“Year-End Financial Statements” has the meaning specified in Section 4.7.

1.2                               Construction.

(a)                                 Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section,” “Schedule” or “Annex” refer to the specified Article or Section of, or Schedule or Annex to, this Agreement; (v) the word “including” shall mean “including, without limitation,” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)                                 Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)                                  Unless the context of this Agreement otherwise requires, references to statutes shall include all rules and regulations promulgated thereunder.

(d)                                 The language used in this Agreement shall be deemed to be the language chosen jointly by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)                      Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(f)                                   The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(g)                                  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h)                                 All amounts payable pursuant to this Agreement shall be paid in U.S. dollars, and all references to “$” or “dollars” shall mean the lawful currency of the United States of America.

(i)                                     When reference is made in this Agreement to information that has been “made available” to the Buyer, that shall consist of only the information that was contained in the Company’s electronic data room no later than 5:00 p.m., Eastern time, on the Business Day prior to the date of this Agreement.

1.3                               Knowledge.  As used herein, the phrases “to the knowledge” of any party or to such party’s “knowledge” shall mean the knowledge of, in the case of (a) the Company, Theodore R. Schroeder, Richard G. Vincent, Evelyn Ellis-Grosse, Kevin P. Finney and Krissy Haeckl, in each case after reasonable inquiry of such individual’s direct reports, and (b) Buyer and Merger Sub, the Buyer’s Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer and Chief Medical Officer, in each case after reasonable inquiry of such individual’s direct reports.

ARTICLE II.
THE MERGER; CLOSING

2.1                               First Merger and Second Merger.

(a)                                 Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Buyer, Merger Sub I and the Company (Merger Sub I and the Company sometimes being referred to herein as the “First Merger Constituent Corporations”) shall cause Merger Sub I to be merged with and into the Company effective as of the Effective Time, with the Company being the surviving corporation (the “First Merger”).  The First Merger shall be consummated at the Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the First Merger in substantially the form of Annex B-1 (the “Certificate of Merger”).

(b)                                 Upon consummation of the First Merger, the separate corporate existence of Merger Sub I shall cease and the Company, as the surviving corporation of the First Merger (hereinafter referred to for the periods at and after the Effective Time as the “First

Step Surviving Corporation”), shall continue its corporate existence under the DGCL as a wholly owned subsidiary of Buyer.

(c)                                  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Buyer, Merger Sub II and the First Step Surviving Corporation (Merger Sub II and the First Step Surviving Corporation sometimes being referred to herein as the “Second Merger Constituent Corporations”) shall cause the Second Merger to be consummated.  The Second Merger shall be consummated at the Second Effective Time in accordance with this Agreement and evidenced by a certificate of merger relating to the Second Merger in substantially the form of Annex B-2 (the “Second Certificate of Merger”).

(d)                                 Upon consummation of the Second Merger, the separate corporate existence of the First Step Surviving Corporation shall cease and Merger Sub II, as the surviving corporation of the Second Merger (hereinafter referred to for the periods at and after the Second Effective Time as the “Final Surviving Corporation”), shall continue its corporate existence under the DGCL as a wholly owned subsidiary of Buyer.

2.2                               Effects of the Merger.

(a)                                 At and after the Effective Time, the effect of the First Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, the First Step Surviving Corporation shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the First Merger Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the First Merger Constituent Corporations.

(b)                                 At and after the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the foregoing, the Final Surviving Corporation shall thereupon and thereafter possess all of the rights, property, privileges, powers and franchises, of a public as well as a private nature, of the Second Merger Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Second Merger Constituent Corporations.

2.3                               Closing; Effective Time and Second Effective Time.  Subject to the terms and conditions of this Agreement, the closing of the First Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 12670 High Bluff Dr., San Diego, California 92130, at 10:00 a.m. (Pacific Time) as soon as practicable on or after the execution and delivery of this Agreement, but in any event no later than the date which is two (2) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time and place as Buyer and the Company may mutually agree in writing.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” The parties hereto mutually agree that the Closing may take place by the electronic exchange of executed counterpart documents and the electronic transfer of funds. Subject to the satisfaction or waiver of all of the conditions set forth in Article IX, and provided that this Agreement has not theretofore been terminated pursuant to its terms, Buyer, Merger Sub I and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL.  The First Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by Buyer and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).  Promptly following the Effective Time, but in no event later than two (2) Business Days thereafter, Buyer, the First Step Surviving Corporation and Merger Sub II shall cause the Second Certificate of Merger to be filed with the Secretary of State of Delaware (the “Second Effective Time”).

2.4                               Certificate of Incorporation and Bylaws.

(a)                                 At the Effective Time, the Company Charter shall be amended as of the Effective Time to read in its entirety as the certificate of incorporation of Merger Sub reads as in effect immediately prior to the Effective Time, provided, that such certificate of incorporation shall reflect, as of the Effective Time, “Zavante Therapeutics, Inc.” as the name of the First Step Surviving Corporation, and, as so amended, shall become the certificate of incorporation of the First Step Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided that any such amendment shall be subject to the provisions of Section 7.1.

(b)                                 The parties hereto shall take all actions necessary so that the Company Bylaws shall, from and after the Effective Time, be amended in their entirety in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that (i) in any event such amended bylaws must comply with Section 7.1 and (ii) all references to the name of Merger Sub shall be changed to refer to the name of the Company), until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the First Step Surviving Corporation and such bylaws; provided that any such amendment shall be subject to the provisions of Section 7.1.

(c)                      At the Second Effective Time, the certificate of incorporation of the First Step Surviving Corporation shall be amended as of the Second Effective Time to read in its entirety as the certificate of incorporation of Merger Sub II reads as in effect immediately prior to the Second Effective Time, provided, that such certificate of incorporation shall reflect, as of the Second Effective Time, “Zavante Therapeutics, Inc.” as the name of the Final Surviving Corporation, and, as so amended, shall become the certificate of incorporation of the Final Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided that any such amendment shall be subject to the provisions of Section 7.1.

(d)                                 The parties hereto shall take all actions necessary so that the bylaws of the Final Surviving Corporation shall, from and after the Second Effective Time, be amended in their entirety in the form of the bylaws of Merger Sub II as in effect immediately prior to the Second Effective Time (except that (i) in any event such amended bylaws must comply with Section 7.1 and (ii) all references to the name of Merger Sub II shall be changed to refer to the name of the Company), until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Final

Surviving Corporation and such bylaws; provided that any such amendment shall be subject to the provisions of Section 7.1.

2.5                               Directors and Officers.

(a)                                 The directors of Merger Sub I immediately prior to the Effective Time shall be the directors of the First Step Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the First Step Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the First Step Surviving Corporation.

(b)                                 The officers of Merger Sub I immediately prior to the Effective Time shall be the officers of the Final Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Final Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Final Surviving Corporation.

(c)                                  The directors of Merger Sub II immediately prior to the Second Effective Time shall be the directors of the Final Surviving Corporation immediately after the Second Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Final Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Final Surviving Corporation.

(d)                                 The officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Final Surviving Corporation immediately after the Second Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Final Surviving Corporation until their respective successors are duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Final Surviving Corporation.

ARTICLE III.
EFFECTS OF THE MERGER ON THE CAPITAL STOCK AND EQUITY AWARDS

3.1                               Conversion of Company Shares; Treatment of Company Options; Treatment of Company Warrant.

(a)                                 At the Effective Time, by virtue of the First Merger and without any further action on the part of any stockholder of the Company, Buyer or Merger Sub I, each share of Company Capital Stock held by Buyer, Merger Sub I or the Company in treasury or otherwise, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or receivable in exchange therefor (such shares, “Cancelled Shares”).  At the Effective Time, by virtue of the First Merger and without any action on the part of any Company Stockholder (other than compliance with Section 3.2(b) by the applicable holder), each share of Company Capital Stock (a “Share”) that is issued and outstanding immediately prior to the Effective Time (including Shares subject to Company Restricted Stock Awards), other than (A) Cancelled Shares and (B) shares (each, a “Dissenting Share”) of Company Capital Stock held by Persons who object to the First Merger and comply with the provisions of the DGCL concerning the rights of holders of Company Capital Stock to dissent from the First Merger and require appraisal of their shares of Company Capital Stock, shall thereupon be canceled and converted into and become the right to receive the applicable portion of the Final Merger Consideration as set forth on the Payment Spreadsheet.

(b)                     At the Effective Time, by virtue of the First Merger and without any action on the part of Buyer or Merger Sub I, each share of common stock, par value $0.001 per share, of Merger Sub I issued and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for the cancellation of such shares of Merger Sub I common stock and the funding of the Final Merger Consideration by Buyer, the First Step Surviving Corporation shall issue an equivalent number of shares of common stock, par value $0.001 per share, all of which shares shall be held by Buyer, and which shall constitute the only outstanding shares of common stock of the First Step Surviving Corporation immediately following the Effective Time.

(c)                                  At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Buyer or Merger Sub II, each share of common stock, par value $0.001 per share, of the First Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and, in exchange for the cancellation of such shares of First Step Surviving Corporation common stock, the Final Surviving Corporation shall issue an equivalent number of shares of common stock, par value $0.001 per share, all of which shares shall be held by Buyer, and which shall constitute the only outstanding shares of common stock of the Final Surviving Corporation immediately following the Second Effective Time.

(d)                                 The “Closing Merger Consideration” shall mean a number of Buyer Ordinary Shares (rounded down to the nearest whole share) equal to (i) the Base Shares, minus (ii) the number of Estimated Adjustment Shares, if any, minus (iii) the Holdback Shares, if any; provided that in lieu of any Buyer Ordinary Shares otherwise issuable to any Cash-Out Holder as Closing Merger Consideration (following deduction of any applicable Holdback Shares) a cash amount equal to the number of such Buyer Ordinary Shares multiplied by the Buyer Share Price, less applicable tax withholding, shall be paid. The “Final Merger Consideration” shall consist of the Closing Merger Consideration plus (A) any Milestone Payment Amount paid pursuant to Section 3.10, minus (B) the True-Up Amount, if any, plus (C) any amounts paid to the Pre-Closing Holders pursuant to Section 3.5, plus (D) any amounts paid to the Pre-Closing Holders pursuant to Section 11.8, provided that in lieu of any Buyer Ordinary Shares otherwise issuable in respect of Company Options or the Company Warrant or to any Cash-Out Holder as Final Merger Consideration a cash amount determined in accordance with the applicable section of this Agreement, less applicable tax withholding, shall be paid. Notwithstanding anything to the contrary herein, in no event shall Buyer issue (or have any obligation to issue) pursuant to, or in connection with the transactions contemplated by, this Agreement a number of Buyer Ordinary Shares that exceeds nineteen and nine tenths percent (19.9%) of the total number of Buyer Ordinary Shares issued and outstanding immediately prior to the Closing or that would otherwise require approval of the shareholders of Buyer under applicable Law or stock exchange rules (the “Share Cap”) unless, prior to any issuance of Buyer Ordinary Shares in excess of the Share Cap, Buyer has obtained Shareholder Approval.  For the avoidance of doubt, if Shareholder Approval has not been obtained, any such excess amounts of Closing Merger Consideration or Final Merger Consideration then due and payable to the Pre-Closing Holders shall be paid in cash.

(e)                      Not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to the Exchange Agent and Buyer a spreadsheet (as it may be amended following the Closing in accordance with the terms of this Agreement, the “Payment Spreadsheet”), certified by an officer of the Company, that sets forth: (i) the portion of the Closing Merger Consideration (in Buyer Ordinary Shares) that each Pre-Closing Holder is entitled to receive (which amounts shall be calculated in accordance with the provisions of the Company Charter, as amended and in effect as of immediately prior to the Closing); (ii) the number of Buyer Ordinary Shares constituting Holdback Shares allocable to each Company Stockholder; (iii) the amounts and payees of any Closing Indebtedness; (iv) the amounts of any Transaction Expenses that remain unpaid as of immediately prior to the Closing and the payees to whom such amounts are owed; (v) wire instructions with respect to all amounts designated in such spreadsheet; (vi) the amount of the Stockholder Representative Expense Fund; (vii) the amount, in cash, payable to each Pre-Closing Holder for each Milestone Payment that becomes payable, if any, expressed as both as an amount and as a percentage, pursuant to Section 3.10; (viii) the amounts of any Transaction Expenses that become payable as a result of any Milestone Payment that is paid, if any, pursuant to Section 3.10, and the payees to whom such amounts are owed and (ix) each Pre-Closing Holder’s Pro Rata Share. From time to time following the Closing, the Payment Spreadsheet shall be amended by the Stockholder Representative, in order to make any necessary updates to the payment amounts to be received by, or the Pro Rata Shares of, the Pre-Closing Holders in accordance with the provisions of the Company Charter, as amended and in effect as of immediately prior to the Closing, after taking into account any and all portions of the Final Merger Consideration previously paid to each Pre-Closing Holder, including any Buyer Ordinary Shares (or cash in lieu thereof) that may be released to the Company Stockholders from the Holdback Shares and any cash amounts that may be released to the Pre-Closing Holders from the Stockholder Representative Expense Fund.  The Buyer shall be entitled to rely conclusively on the Payment Spreadsheet as in effect from time to time.

(f)                                   From and after the Effective Time, (i) holders of Certificates shall cease to have any rights as stockholders of the Company and (ii) the consideration paid pursuant to this Article III upon the surrender of Certificates in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares, subject to the continuing rights of the Pre-Closing Holders under this Agreement.  At the Effective Time, the transfer books of the Company shall be closed and no transfer of Shares shall be made thereafter.

(g)                                  Immediately prior to the Effective Time, each unexpired and unexercised option to purchase shares of Company Common Stock (the “Company Options”) granted pursuant to the Company Equity Plan, whether or not then exercisable or vested, shall become fully vested and exercisable and will be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option who has executed and returned to Buyer a Surrender Agreement in the form attached hereto as Annex F (“Surrender Agreement”) will be entitled to receive, in consideration of such cancelled Company Option and in full settlement therefor, a payment in cash in an amount equal to the applicable portion of the Final Merger Consideration as set forth on the Payment Spreadsheet (which, for the avoidance of doubt, nets out the applicable aggregate exercise price with respect to such Company Option) (the aggregate consideration to be paid to holders of Company Options at Closing, the “Closing Option Consideration,” and the aggregate consideration to be paid to holders of Company Options pursuant to this Agreement, including Section 3.10, the “Option Consideration”), less applicable Tax withholding.

(h)                     Immediately prior to the Effective Time, each Company Restricted Stock Award shall become fully vested.

(i)                                     Immediately prior to the Effective Time, the Company Warrant, in consideration for its surrender and cancellation, shall be converted into the right to receive (provided that the holder of such Company Warrant has executed and returned to Buyer a Surrender Agreement) a payment in cash in an amount equal to the applicable portion of the Final Merger Consideration as set forth on the Payment Spreadsheet (which, for the avoidance of doubt, nets out the applicable aggregate exercise price with respect to such Company Warrant) (the aggregate consideration to be paid to the holder of the Company Warrant, the “Warrant Consideration”), less applicable Tax withholding. The Company Warrant, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and the holder of the Company Warrant shall cease to have any rights with respect thereto, except the right to receive the Warrant Consideration with respect to such Company Warrant.

(j)                                    At or prior to the Effective Time, the Company, the Board of Directors of the Company and/or the Compensation Committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.1 as it relates to Company Options, Company Restricted Stock Awards or the Company Warrant.  The Company shall take all actions necessary to ensure that, from and after the Effective Time, the Final Surviving Corporation will be required to deliver the Option Consideration to former holders of Company Options.

(k)                                 In the event of any share split, combination, reclassification, bonus issue of shares or similar capitalization change with respect to Buyer Ordinary Shares prior to Closing or before any Milestone Payment is made, or if a record date with respect to any of the foregoing is fixed, appropriate and proportionate adjustments shall be made to the Final Merger Consideration and the Payment Spreadsheet.

3.2                               Closing Payments and Exchange of Certificates.

(a)                     At or immediately following the Effective Time on the Closing Date, in consideration of the First Merger being consummated, Buyer shall issue fully paid, and shall deliver to Computershare Trust Company, N.A., as exchange agent (or such other party as the Stockholder Representative shall subsequently designate and provide ten (10) days’ prior notice of such designation to Buyer, and that shall be reasonably acceptable to Buyer) (the “Exchange Agent”) the number of Buyer Ordinary Shares equal to the aggregate Closing Merger Consideration, as set forth on the Payment Spreadsheet, for distribution to the Pre-Closing Holders who have complied with Section 3.2(b) (other than holders of Company Options and the holder of the Company Warrant).

(b)                                 After the Effective Time, each Pre-Closing Holder of an outstanding certificate or certificates for shares of Company Capital Stock (collectively, the “Certificates”), upon surrender of such Certificates and delivery of a letter of transmittal in the form attached hereto as Annex C (“Letter of Transmittal”) (which shall include, among other things, an executed consent to the releases and indemnification obligations and the appointment of the Stockholder Representative as contemplated by Article XI) to the Exchange Agent or Buyer, shall be entitled to receive from the Exchange Agent or Buyer in exchange therefor such number of Buyer Ordinary Shares (rounded down to the nearest whole share) equal to the portion of the Final Merger Consideration into which such holder’s Shares shall have been converted as a result of the First Merger; provided, that each Cash-Out Holder shall receive its applicable portion of the Final Merger Consideration in cash in accordance with Section 3.1; provided, further, that a number of Buyer Ordinary Shares (rounded down to the nearest whole share) equal to the portion of the Closing Merger Consideration equal to the Holdback Shares otherwise payable to each Company Stockholder, in the amounts set forth on the Payment Spreadsheet, shall be retained by Buyer to satisfy any amounts owed to Buyer pursuant to the Pre-Closing Holders’ indemnification obligations pursuant to Article XI. Pending such surrender and exchange of a Pre-Closing Holder’s Certificate(s), a holder’s Certificate(s), as applicable, shall be deemed for all purposes to evidence such holder’s right to receive the portion of the Final Merger Consideration into which such Shares shall have been converted as a result of the First Merger.

(c)                                  On the first payroll date following the Effective Time that is at least three (3) Business Days following the Effective Time, in consideration for the cancellation of the Company Options, Buyer or the Final Surviving Corporation shall deliver to each former holder of Company Options that has delivered a Surrender Agreement to Buyer, through Buyer’s or the Final Surviving Corporation’s payroll system and subject to applicable Tax withholding, cash in an amount representing the Closing Option Consideration, if any, to be paid to such former holder of Company Options pursuant to Section 3.1 and as set forth on the Payment Spreadsheet.  No interest will be paid or accrued upon any Option Consideration.

(d)                                 After the Effective Time, upon delivery to Buyer of a Surrender Agreement and, as applicable, a completed Form W-9 or Form W-8BEN, Buyer or the Final Surviving

Corporation shall deliver to the former holder of the Company Warrant, subject to applicable Tax withholding, cash in an amount representing the Warrant Consideration, if any, to be paid to such former holder of the Company Warrant pursuant to Section 3.1 and as set forth on the Payment Spreadsheet.  No interest will be paid or accrued upon any Warrant Consideration.

(e)                      Prior to the Effective Time, the Company shall (only if requested in writing by the Buyer at least two Business Days prior to the Closing Date) pay in full the Indebtedness set forth on Schedule 3.2(e) and provide to Buyer customary payoff letters and releases with respect thereto.  At the Effective Time, Buyer shall, or shall cause an Affiliate to, pay, in cash, to the intended beneficiaries (as identified on the Payment Spreadsheet), (i) the amount of all Closing Indebtedness that by its terms becomes due and payable as of the Effective Time (the “Closing Indebtedness Payoff Amount”) to the extent that, prior to the Effective Time, the Company has delivered customary payoff letters and releases with respect thereto, and (ii) the Transaction Expenses that remain unpaid as of immediately prior to the Closing.  Prior to the Effective Time, the Company shall seek (at Buyer’s sole cost and expense) such amendments or modifications to, or consents or waivers under, the terms of any agreements or instruments governing the Indebtedness of the Company as Buyer may reasonably request in connection with the transactions contemplated by this Agreement (it being understood that the Company need not incur any unreimbursed expense or liability prior to the Effective Time in connection therewith).

(f)                                   In the event of any share split, combination, reclassification, bonus issue of shares or similar capitalization change with respect to Buyer Ordinary Shares prior to the Holdback Delivery Date, or if a record date with respect to any of the foregoing is fixed, appropriate and proportionate adjustments shall be made to the Buyer Ordinary Shares comprising the Holdback Shares.

3.3                               Estimated Adjustment Amount. Not less than three (3) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, the Company shall deliver to Buyer (a) its reasonable and good faith estimated Closing Balance Sheet (prepared in accordance with Section 3.4(a)) and (b) a written statement setting forth (i) its good faith estimate of (A) Closing Date Net Working Capital (“Estimated Closing Date Net Working Capital”), (B) the Closing Cash Amount (the “Estimated Closing Cash Amount”), (C) the Closing Indebtedness Amount (the “Estimated Closing Indebtedness Amount”), and (D) the Excess Transaction Expenses (the “Estimated Excess Transaction Expenses”), and the components and calculations thereof in reasonable detail, by reference to the foregoing Closing Balance Sheet and supporting documentation and (ii) the Company’s calculation of the Estimated Adjustment Amount.

3.4                               Adjustment Amount.

(a)                                 As soon as reasonably practicable following the Closing Date, and in any event within seventy-five (75) calendar days thereof, Buyer shall prepare and deliver to the Stockholder Representative (i) the Closing Balance Sheet and (ii) calculations of (w) Net Working Capital (“Closing Date Net Working Capital”) calculated as of immediately prior to the Effective Time consistent (except as provided in this Section 3.4(a)) with the Closing Balance Sheet, (x) the Closing Cash Amount, (y) the Closing Indebtedness Amount, and (z) the Excess Transaction Expenses. The Closing Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with the principles applied in connection with the preparation of the most recent audited balance sheet included in the Financial Statements.  Following the Closing and until the final determination of the Adjustment Amount, Buyer shall, upon reasonable advanced written notice in a manner that does not unreasonably interfere with the business or operations of the Buyer, provide the Stockholder Representative and its representatives access during normal business hours to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors of the Company solely relating to the preparation of the Closing Balance Sheet and shall cause the personnel of the Company to cooperate with the Stockholder Representative in connection with its review of the Closing Balance Sheet.

(b)                     If the Stockholder Representative shall disagree with such calculation of Closing Date Net Working Capital, Closing Cash Amount, Closing Indebtedness Amount or Excess Transaction Expenses, it shall notify Buyer of such disagreement in writing, setting forth in reasonable detail the particulars of such disagreement, within thirty (30) days after its receipt of the Closing Balance Sheet.  In the event that the Stockholder Representative does not provide a notice of disagreement within such thirty (30)-day period, the Stockholder Representative and Buyer shall be deemed to have agreed to the Closing Balance Sheet and the calculations of Closing Date Net Working Capital, Closing Cash Amount, Closing Indebtedness Amount and Excess Transaction Expenses delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder.  In the event any notice of disagreement is timely provided, Buyer and the Stockholder Representative shall use commercially reasonable efforts for a period of fifteen (15) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of Closing Date Net Working Capital, Closing Cash Amount, Closing Indebtedness Amount and Excess Transaction Expenses.  If, at the end of such period, they are unable to resolve such disagreements, then any such remaining disagreements shall be resolved by KPMG LLP or such other independent accounting or financial consulting firm of recognized national standing as may be mutually selected by Buyer and the Stockholder Representative (such firm, the “Independent Auditor”).  Each of Buyer and the Stockholder Representative shall promptly provide their respective assertions regarding Closing Date Net Working Capital, Closing Cash Amount, Closing Indebtedness Amount or Excess Transaction Expenses, as applicable, and, to the extent relevant thereto, the Closing Balance Sheet in writing to the Independent Auditor and to each other.  The Independent Auditor shall be instructed to render its determination with respect to such disagreements as soon as reasonably possible (which the parties hereto agree should not be later than sixty (60) days following the day on which the disagreement is referred to the Independent Auditor).  The Independent Auditor shall base its determination solely on (i) the written submissions of the parties and shall not conduct an independent investigation and (ii) the extent (if any) to which Closing Date Net Working Capital, Closing Cash Amount, Closing Indebtedness Amount or Excess Transaction Expenses requires adjustment (only with respect to the remaining disagreements submitted to the Independent Auditor) in order to be determined in accordance with Section 3.4(a) (including the definitions of the defined terms used in Section 3.4(a)).  In resolving any disputed item, the Independent Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The determination of the Independent Auditor shall be final, conclusive and binding on the parties.  The date on which Closing Date Net Working Capital, Closing Cash Amount, Closing Indebtedness Amount and Excess Transaction Expenses is finally determined in accordance with this Section 3.4(b) is hereinafter referred to as the “Determination Date.”  All fees and expenses of the Independent Auditor relating to the work, if any, to be performed by the Independent Auditor hereunder shall be borne pro rata as between Buyer, on the one hand, and the Stockholder Representative as a Stockholder Representative Expense, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and the Stockholder Representative (set forth in the written submissions to the Independent Auditor) made by the Independent Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses.  For example, if the Stockholder Representative challenges items underlying the calculation of Closing Date Net Working Capital in the net amount of $1,000,000, and the Independent Auditor determines that Buyer has a valid claim for $400,000 of the $1,000,000, Buyer shall bear 60% of the fees and expenses of the Independent Auditor and the Stockholder Representative shall bear the remaining 40% of the fees and expenses of the Independent Auditor as a Stockholder Representative Expense.

(c)                                  The “Adjustment Amount” means the amount, if any, by which (a) the sum of the Closing Indebtedness Amount, plus the Excess Transaction Expenses exceeds (b) the Closing Date Net Working Capital.  For the avoidance of doubt, the Adjustment Amount may not be a negative number.  The “True-up Amount” means the positive amount, if any, by which the Adjustment Amount exceeds the Estimated Adjustment Amount.  For the avoidance of doubt the True-up Amount may not be a negative number.

(d)                                 If the True-up Amount is a positive number, then Buyer shall reduce the number of Holdback Shares by a number of Buyer Ordinary Shares (rounded down to the nearest whole share) equal to (A) the True-up Amount divided by (B) the Buyer Share Price.  In no event shall the Stockholder Representative or any Pre-Closing Holder have any liability under this Section 3.4 in excess of such Pre-Closing Holder’s allocable share of the Holdback Shares.

(e)                                  All amounts paid pursuant to this Section 3.4 shall be treated by the parties hereto for all Tax purposes as adjustments to the Closing Merger Consideration to the greatest extent permitted by applicable Law, and shall be reported as such by the parties hereto on their Tax Returns.

3.5                               Stockholder Representative Expenses.  On or immediately prior to the Closing Date, the Company shall pay an amount in cash equal to $200,000 (the “Stockholder Representative Expense Fund”), in accordance with the Payment Spreadsheet, by wire transfer of immediately available funds to an account designated by the Stockholder Representative for the purpose of paying the fees and expenses incurred, or that may in the future be incurred, by the Stockholder Representative on behalf of the Company and the Pre-Closing Holders in connection with the preparation, negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby or otherwise in its capacity as the Stockholder Representative (the “Stockholder Representative Expenses”). No amount shall be included on the Closing Balance Sheet with respect to liabilities for the Stockholder Representative Expenses. The Stockholder Representative Expense Fund shall be used (a) for the purposes of paying directly or reimbursing the Stockholder Representative for any Stockholder Representative Expenses incurred pursuant to this Agreement, or (b) as otherwise determined by the Stockholder Representative.  The Stockholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Stockholder Representative Expense Fund other than as a result of its gross negligence or willful misconduct.  The Stockholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Stockholder Representative Expense Fund, and has no Tax reporting or income distribution obligations.  Subject to approval of the Majority Holders, the Stockholder Representative may contribute funds to the Stockholder Representative Expense Fund from any consideration otherwise distributable to the Pre-Closing Holders, and the Stockholder Representative shall distribute any funds remaining in the Stockholder Representative Expense Fund to the Pre-Closing Holders who have complied with Sections 3.2(b), 3.2(c) and 3.2(d), as applicable, in accordance with the Payment Spreadsheet and their respective Pro Rata Shares (provided, that amounts payable in respect of Company Options shall be distributed to the Final Surviving Corporation for payment through its payroll system within three (3) Business Days of the date the Stockholder Representative delivers such funds to the Final Surviving Corporation and amounts payable in respect of the Company Warrant shall be distributed to the Final Surviving Corporation for payment following withholding of Taxes) at such time as the Stockholder Representative determines there are no further Stockholder Representative Expenses. For all Tax purposes, the Stockholder Representative Expense Fund shall be treated as having been received and voluntarily set aside by the Pre-Closing Holders at the time of Closing.

3.6                               Exchange Agent.  With respect to each payment to be paid by Buyer to the Pre-Closing Holders hereunder, promptly following the date that is one (1) year following the date that such payment is made by Buyer to the Exchange Agent, Buyer shall instruct the Exchange Agent to deliver to Buyer all cash, Certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each Pre-Closing Holder of a Certificate (other than Certificates representing Dissenting Shares) may surrender such Certificate to Buyer and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Buyer shall promptly pay, the portion of the Final Merger Consideration deliverable in respect thereof as determined in accordance with this Article III without any interest thereon.

3.7                               Lost Certificates.  In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact and a customary indemnification of the Company and the Buyer in a form reasonably satisfactory to the Buyer by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Final Merger Consideration deliverable in respect thereof as determined in accordance with this Article III.

3.8                               Dissenting Shares.  Notwithstanding the foregoing provisions of this Article III, the Dissenting Shares shall not be converted into a right to receive any portion of the Final Merger Consideration and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL.  Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Final Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish such holder’s entitlement to appraisal rights as provided in Section 262 of the DGCL, or (ii) if any such holder of Dissenting Shares shall have effectively withdrawn such holder’s demand for appraisal of such shares or lost such holder’s right to appraisal and payment for such holder’s shares under Section 262 of the DGCL, such holder shall forfeit the right to appraisal of such shares and each such share shall not constitute a Dissenting Share and shall be treated as if it had been a Share, as applicable, immediately prior to the Effective Time and converted, as of the Effective Time, into a right to receive from the Final Surviving Corporation the portion of the Final Merger Consideration deliverable in respect thereof as determined in accordance with this Article III, without any interest thereon (and such holder shall be treated as a Pre-Closing Holder).  The Company will give Buyer reasonable notice of all written notices received by the Company pursuant to Section 262 of the DGCL.  Without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.  From and after the Effective Time, no stockholder who has properly exercised and perfected appraisal rights pursuant to Section 262 of the DGCL shall be entitled to vote his or her Shares for any purpose or receive payment of dividends or other distributions with respect to his or her Shares (except dividends and distributions payable to stockholders of record at a date which is prior to the Effective Time).  Notwithstanding anything herein to the contrary, any payments required to be made to holders of Dissenting Shares pursuant to this Section 3.8 shall be made by the Final Surviving Corporation out of its own funds.  No funds will be supplied for that purpose, directly or indirectly, by Buyer (or any of its Affiliates except for the Final Surviving Corporation), nor will Buyer (or any of its Affiliates except for the Final Surviving Corporation) directly or indirectly reimburse the Final Surviving Corporation for any payments to holders of Dissenting Shares.

3.9                               Withholding.  Buyer, the Company, the Final Surviving Corporation, the Stockholder Representative and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable in connection with the transactions contemplated by this Agreement, to any Person such amounts that Buyer, the Company, the Final Surviving Corporation, the Stockholder Representative and the Exchange Agent are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Law. Any party otherwise proposing to withhold from a payment to a Company Stockholder to be made pursuant to this Agreement shall use commercially reasonable efforts to provide at least ten (10) days’ advance written notice to such Company Stockholder on behalf of which such withholding is to be made, and shall cooperate with any reasonable request by such party to reduce or eliminate the obligation to withhold; provided, however, that no such notice shall be required if the Company has not provided the certificate described in Section 9.2(h) or such Company Stockholder has not provided an IRS Form W-9 or applicable IRS Form W-8 requested by the withholding party.  To the extent that amounts are withheld, and duly and timely deposited with the appropriate Governmental Authority, by Buyer, the Company, the Final Surviving Corporation, the Stockholder Representative or the Exchange

Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

3.10                        Milestone Payments.

(a)                                 Additional payments (each payment set forth in any of clauses (i) through (iv) below, a “Milestone Payment”) shall be made by Buyer, in further consideration of the Merger being consummated, in accordance with Section 3.10(d) upon the first achievement of the applicable milestone set forth below during the Milestone Period:

(i)                                     $25,000,000, payable in Buyer Ordinary Shares (except as otherwise set forth in Section 3.10(d) with respect to any holder of Company Options or Company Warrants or any Cash-Out Holder and subject to the Share Cap), upon the receipt of the first approval of a new drug application from the FDA for a Company Milestone Product for any indication (the “Approval Milestone”);

(ii)                                  $12,500,000, payable in cash, upon first achievement of Net Sales that exceed $[**] during any calendar year (the “Net Sales 1 Milestone”);

(iii)                               $20,000,000, payable in cash, upon first achievement of Net Sales that exceed $[**] during any calendar year (the “Net Sales 2 Milestone”); and

(iv)                              $40,000,000, payable in cash, upon first achievement of Net Sales that exceed $[**] during any calendar year (the “Net Sales 3 Milestone”).

(v)                                 Each Milestone Payment shall be paid no more than once and nothing herein shall imply that Buyer is obligated to seek to achieve any Milestone more than once.  In no event shall Buyer pay or otherwise owe any amounts in excess of $97,500,000 in the aggregate pursuant to this Section 3.10. For clarity, if in a given calendar year more than one of the Net Sales Milestones set forth in subsection (ii), (iii), or (iv), above, is achieved, then Buyer will pay each of the Milestone Payment Amounts set forth subsections (ii), (iii), or (iv), as applicable, with respect to each such corresponding Net Sales Milestone that is achieved for the first time during such calendar year.

(b)                                 Certain Definitions.

(i)                                     “Company Milestone Product” means any product for injection (in any dosage, form, formulation, presentation or package configuration) that contains fosfomycin as the sole active ingredient.

(ii)                                  “First Commercial Sale” means the first sale of the Company Milestone Product in the Territory by a Buyer Related Entity to a Person (other than a Buyer Related Entity solely for resale) after NDA approval of the Company Milestone Product has been obtained from the FDA. For the avoidance of doubt, the sale of a Company Milestone Product for clinical trial or other developmental purposes, sampling or promotional purposes (in customary amounts), test marketing, early access programs (including treatment INDs or protocols, named patient programs or compassionate use programs), humanitarian or charitable donations, or patient assistance programs, in each case where the Company Milestone Product is delivered for no more than a de minimis charge, shall not constitute a First Commercial Sale.

(iii)                               “Milestone Payment Amount” means the amount that becomes payable upon the achievement of a Milestone in accordance with Section 3.10(a)(i)-(iv), as applicable.

(iv)                              “Milestone Period” means (a) with respect to the Approval Milestone, the period beginning on the Closing Date and ending upon the earlier of achievement of the Approval Milestone or the 8th anniversary of the date on which an NDA for the Company Milestone Product is accepted; and (b) with respect to the Net Sales Milestones, if the Approval Milestone is achieved prior to the 20th anniversary of the date on which an NDA for the Company Milestone Product is accepted, the period beginning on the date of achievement of the Approval Milestone and ending upon the later of:  (i) the earliest date upon which both of the following have occurred: (A) with respect to any claim of any issued U.S. Patent Rights within the Company Intellectual Property as of the Effective Time which claim covers the composition of matter or method of manufacture or use of the Company Milestone Product in the Territory, each such claim has expired, been dedicated to the public, been founded invalid or been found unenforceable, and (B) the expiration of all applicable regulatory exclusivity periods, including pediatric extensions or data exclusivity, in the Territory with respect to the Company Milestone Product; or (ii) eight (8) years after the date of the achievement of the Approval Milestone.

(v)                                 “Net Sales” means, for the applicable period during the Milestone Period, the aggregate gross amount (expressed in U.S. dollars and calculated in accordance with GAAP, applied consistent with past practices of Buyer (if it, the Final Surviving Corporation or any of its or their Affiliates is the selling Person) or its or their licensee (if it is the selling Person)) invoiced by Buyer and/or the Final Surviving Corporation and its or their Affiliates and licensees (collectively, the “Buyer Related Entities”) for sales in the Territory of Company Milestone Products to a Person who is not a Buyer Related Entity, as determined in accordance with GAAP, as consistently applied by Buyer (if it, the Final Surviving Corporation or any of its or their Affiliates is the selling Person) or its or their licensee (if it is the selling Person), minus the sum of the following, to the extent actually borne or incurred by a Buyer Related Entity and not reimbursed:

A.                                    reasonable and customary freight, postage, shipping and insurance, handling and other transportation costs to the extent such amounts are included in the gross invoiced price;

B.                                    sales, use, value added and other similar Taxes (excluding income, withholding and similar Taxes) to the extent such amounts are included in the gross invoiced price;

C.                                    tariffs, customs duties, surcharges and other compulsory governmental charges to the extent such amounts are included in the gross invoiced price;

D.                                    excise tax payments pursuant to Section 9008 of the Patient Protection and Affordable Care Act of 2010, and any similar payments under applicable Law;

E.                                     normal and customary trade discounts, credits or allowances (including cash or volume) actually given;

F.                                      rebates, fees, credits, allowances, administrative fees and charge backs, including those granted to any managed care organization, wholesaler, distributor, buying group, health care insurance carrier, chain pharmaceutical, mass merchandiser, staff model HMO, pharmacy benefit manager, hospital buying group or group purchasing organization;

G.                                    credits or allowances for returns, rejections or recalls; and

H.                                   retroactive price reductions to be applied in the year provided.

There shall be no double counting in determining the foregoing deductions from gross amounts invoiced to calculate Net Sales.  Sales or other commercial dispositions of a Company Milestone Product between or among Buyer Related Entities for resale shall be excluded from the computation of Net Sales; provided, however, that any subsequent sale of a Company Milestone Product by any Buyer Related Entity to another Person that is not a Buyer Related Entity shall be included within Net Sales.  Notwithstanding the foregoing, a Company Milestone Product provided for no more than a de minimis charge by a Buyer Related Entity for clinical trial or other developmental purposes, sampling or promotional purposes (in customary amounts), test marketing, early access programs (including treatment INDs or protocols, named patient programs or compassionate use programs), humanitarian or charitable donations, or patient assistance programs will not be included in Net Sales.

(vi)                              “Territory” means the United States of America and its territories and possessions, including the Commonwealth of Puerto Rico and the District of Columbia.

(c)                                  Determining Achievement of Milestones.

(i)                                     Approval Milestone. Within ten (10) Business Days of the occurrence of the Approval Milestone during the Milestone Period, Buyer shall provide notice to the Stockholder Representative that the Approval Milestone has occurred.  From and after the Effective Time and until the earlier of the achievement of the Approval Milestone or the expiration of the Milestone Period, (A) Buyer shall provide the Stockholder Representative, on an biannual basis, a written report covering Buyer’s activities for the preceding period with respect to the Company Milestone Products, and (B) upon reasonable request to Buyer by the Stockholder Representative, made no more than twice per calendar year, Buyer shall meet with the Stockholder Representative, at Buyer’s offices or via telephone or video conference, to provide verbal updates regarding the development status of the Company Milestone Products.

(ii)                                  Net Sales Milestone.  No later than sixty (60) days after the end of each completed fiscal quarter after the First Commercial Sale of a Company Milestone Product and prior to the earlier of the achievement of the Net Sales Milestones and the expiration of the Milestone Period, Buyer shall provide the Stockholder Representative with financial information and supporting information calculating Net Sales for such fiscal quarter (the “Net Sales Report”).  If Buyer determines that any Net Sales Milestone has been achieved, Buyer shall, along with the applicable Net Sales Report, provide notice to the Stockholder Representative that such Net Sales Milestone has been achieved. For clarity, more than one of the Net Sales Milestones may be achieved in a calendar year.  If the Stockholder Representative does not agree with Buyer’s calculation of Net Sales at any time, Buyer shall consider the Stockholder Representative’s comments in good faith, and Buyer and the Stockholder Representative shall negotiate in good faith to resolve such dispute.  Following First Commercial Sale, until the earlier of the achievement of the Net Sales Milestones and the expiration of the Milestone Period, and for one year thereafter, Buyer shall keep (and shall cause its Affiliates, including the Final Surviving Corporation, to keep) books and records pertaining to Net Sales for the prior three (3) calendar years, in sufficient detail to determine such Net Sales. During the period in which such books and records must be maintained, the Stockholder Representative shall have the right to cause the Independent Auditor to audit such books and records to confirm Buyer’s calculations of such Net Sales, and such audits may be exercised during normal business hours upon reasonable prior notice (of at least thirty (30) days) to Buyer, such right to be exercised no more than once per calendar year; provided, that the Independent Auditor executes a reasonable confidentiality agreement with Buyer to protect the confidentiality in such books and records.  Such books and records for any period may be audited no more than once.  The Stockholder Representative shall bear the full cost of such audit unless such audit discloses that the Net Sales reported by Buyer for any such audited calendar year were more than five percent (5%) lower than the actual Net Sales in such calendar year, in which case, Buyer shall reimburse the Stockholder Representative for the reasonable out-of-pocket cost of the Independent Auditor for the conduct of such audit. The Independent Auditor’s calculation of Net Sales pursuant to such an audit shall be final and binding on the parties hereto.

(d)                                 Milestone Payment Procedures. Within five (5) Business Days following the Stockholder Representative’s receipt of notice from Buyer (or, in the case of a Net Sales Milestone, if applicable, subject to a final determination by the Independent Auditor pursuant to an audit described in Section 3.10(c)(ii)) that either the Approval Milestone or a Net Sales Milestone has been achieved, or, if applicable, that a Milestone Acceleration or Continuation Event has occurred and Buyer has elected to pay an Acceleration Payment with respect to a particular Milestone, Buyer shall deliver to the Exchange Agent, by wire transfer of immediately available funds or in Buyer Ordinary Shares (as the case may be), the applicable Milestone Payment Amount payable in connection with the occurrence of such event pursuant to the terms of this Agreement, for distribution to the Pre-Closing Holders who have complied with Sections 3.2(b), 3.2(c) and 3.2(d), as applicable (provided, that, notwithstanding anything herein to the contrary, in lieu of any Buyer Ordinary Shares otherwise issuable in respect of Company

Options or the Company Warrant, or to any Cash-Out Holder, as a Milestone Payment a cash amount equal to the number of such Buyer Ordinary Shares multiplied by the Milestone Share Price shall be paid, and provided further that amounts payable in respect of Company Options shall be paid by the Exchange Agent to the Final Surviving Corporation for payment through its payroll system within three (3) Business Days of the date the Exchange Agent delivers such funds to the Final Surviving Corporation), and, if applicable, any recipients of Transaction Expenses, in accordance with an updated Payment Spreadsheet to be provided by the Stockholder Representative to the Exchange Agent; provided, in the case of the Milestone Payment for the Approval Milestone, that if the deadline under this Section 3.10(d) for delivery of such Milestone Payment would otherwise occur prior to the end of the Milestone Share Price Measurement Period, the deadline for Buyer to deliver such Milestone Payment under this Section 3.10(d) shall instead be the second (2nd) Business Day following the expiration of such Milestone Share Price Measurement Period.

(e)                                  Milestone Achievement Efforts. Following the Effective Time, Buyer and its Affiliates shall act in good faith and shall use Milestone Reasonable Efforts to cause each of the Milestones to be achieved during the applicable Milestone Period. “Milestone Reasonable Efforts” means the performance of commercially reasonable efforts that are at least commensurate with the level of efforts that Buyer devotes in pursuing the NDA approval or commercialization in the Territory, as applicable to the relevant Milestone, of its own product candidates of similar market potential, profit potential or strategic value at a similar stage in its lifecycle, taking into consideration the safety and efficacy of the product, the risks inherent in the development and commercialization of the product, its competitiveness compared to alternative products (other than those developed by the Buyer Related Entities), the proprietary position of the product (including scope and duration of relevant Patent Rights), the scope of marketing approval, the regulatory status of the product, and whether the product is subject to a clinical hold, recall or market withdrawal. Buyer further agrees not to take any action for the primary purpose of undermining the achievement of the unachieved Milestones. Without limiting Buyer’s obligations under this Section 3.10(e), Buyer does not represent or warrant that the development, NDA approval or commercialization of the Company Milestone Product in the Territory will be successful.

(f)                                   Milestone Acceleration or Continuation Event.  Notwithstanding any other provision contained in this Agreement to the contrary, in the event a Milestone Acceleration or Continuation Event occurs during an applicable Milestone Period (i) at any time before the Approval Milestone has been achieved or (ii) at any time before all of the Net Sales Milestones have been achieved, Buyer may, in its sole discretion upon the determination of its Board of Directors, elect to pay with respect to any Milestone not yet achieved, on a Milestone-by-Milestone basis and in accordance with Section 3.10(d) above, an amount equal to the unpaid Milestone Payment with respect to such Milestone (an “Acceleration Payment”), the payment of which shall satisfy all payment obligations of Buyer with respect to such Milestone Payment, provided that such election shall only be effective if notice thereof is provided to the Stockholder Representative within twenty (20) Business Days after the applicable Milestone Acceleration or Continuation Event.  In the event that no such notification has been provided within such twenty (20)-Business

Day period, or such notification has been provided but there remain unpaid Milestone Payments, the terms and provisions of this Section 3.10 shall continue in accordance with their terms and Buyer shall require the relevant successor of Buyer (the “Successor Entity”), if applicable (whether direct or indirect, by purchase, merger, sale of stock or assets, consolidation or otherwise), pursuant to the Milestone Acceleration or Continuation Event, to assume and agree, in writing, to perform Section 3.10 of this Agreement, in the same manner and to the same extent that Buyer would have been required to perform if no such succession had taken place; provided that for purposes of the definition of Milestone Reasonable Efforts with respect to such Successor Entity, the reference to “Buyer” in such definition shall still be deemed to refer to Buyer, and not to the Successor Entity, as Buyer existed prior to any transactions related to the acquisition of any rights or obligations by the Successor Entity.  For purposes of this Section 3.10, a “Milestone Acceleration or Continuation Event” shall mean any of the following events: (w) a sale, license, conveyance, assignment or other disposition of all or substantially all of the assets of Buyer and its Subsidiaries on a consolidated basis (other than to Buyer or any Subsidiary (direct or indirect) of Buyer), (x) a merger or consolidation in which Buyer is not the surviving entity and in which the stockholders of Buyer immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction, (y) a reverse merger in which Buyer is the surviving entity but the shares of Buyer’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of Buyer immediately prior to such reverse merger own less than fifty percent (50%) of Buyer’s voting power immediately after the transaction and (z) a sale, exclusive license, conveyance, assignment or other disposition of all of Buyer’s and its Affiliates’ interest, directly or indirectly, in the Company Milestone Products in the Territory.

(g)                                  With respect to Milestone Payments payable in Buyer Ordinary Shares, the number of Buyer Ordinary Shares to be issued in respect thereof shall be determined by dividing the amount of such payment obligation by the volume weighted average price of a Buyer Ordinary Share over the twenty (20) trading-day period ending three (3) trading days prior to the date of issuance of such shares, as reported by Bloomberg with any fractional amounts rounded down, provided that in the case of the Milestone Payment for the Approval Milestone the applicable period for measuring the volume weighted average price of a Buyer Ordinary Share shall instead be the twenty (20) trading-day period commencing on the tenth (10th) trading day prior to public announcement by Buyer of the achievement of the Approval Milestone  (such price, the “Milestone Share Price” and such applicable measurement period, the “Milestone Share Price Measurement Period”).  Notwithstanding anything to the contrary set forth in this Agreement (but subject to the Share Cap), Buyer shall have right to settle any payment obligation under this Section 3.10 (other than amounts payable in respect of Company Options and the Company Warrant and to any Cash-Out Holder, which shall in all events be paid in cash) by issuing a number of Buyer Ordinary Shares calculated in the manner specified in the preceding sentence; provided, however, that the Buyer shall not settle any payment obligation under this Section 3.10 in Buyer Ordinary Shares if the settlement in shares would cause the Company to be an expatriated entity within the meaning of Section 7874 of the Code.

(h)                                 The parties understand and agree that (i) the rights of the Pre-Closing Holders under this Section 3.10 shall not be evidenced by a certificate, (ii) the Pre-Closing Holders shall have no rights as a security holder of the Final Surviving Corporation or Buyer (or any of their respective Affiliates) as a result of their respective rights under this Section 3.10 and (iii) no right to receive any Milestone Payment may be assigned or otherwise transferred by any Pre-Closing Holder (other than (x) by will or the laws of descent and distribution or (y) to an Affiliate of such Pre-Closing Holder, in each case in accordance with applicable Law) without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) and any purported assignment or transfer in the absence of such consent shall be null and void ab initio.

3.11                        Legend. All certificates representing any Buyer Ordinary Shares that may be issued pursuant to this Agreement shall have restrictive legends in the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, E.G. THE EXEMPTION AFFORDED BY RULE 144 THEREUNDER).

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT RESTRICTING THE VOTING AND TRANSFER THEREOF (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY THE PROVISIONS OF THAT AGREEMENT.

3.12                        No Fractional Shares. No fractional Buyer Ordinary Shares will be issued to the Pre-Closing Holders under this Agreement, and any fraction of a Buyer Ordinary Share shall be rounded down to the nearest whole number.

3.13                        Issuance of Shares after Closing. Any issuance of Holdback Shares and any Milestone Payment paid in Buyer Ordinary Shares shall be treated as comprised of two components, a principal component and an interest component, the amounts of which shall be determined as provided in Treasury Regulations Section 1.483-4(b) example (2), using the 3-month test rate of interest provided for in Treasury Regulations Section 1.1274-4(a)(1)(ii) employing the semiannual compounding period.  As to each such payment of Buyer Ordinary Shares to each Pre-Closing Holder, Buyer Ordinary Shares representing the principal component (with a value equal to the principal component) and Buyer Ordinary Shares representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates or book entry accounts.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the schedules to this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”), the Company represents and warrants to Buyer and Merger Subs as follows:

4.1                               Corporate Organization of the Company.  The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted.  The copies of the Company Charter and the Company Bylaws previously made available by the Company to Buyer or its representatives are true and complete.  The Company is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.

4.2                               Subsidiaries.  The Company does not have, and has never had, any Subsidiaries.

4.3                               Due Authorization.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 4.5) to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement (other than the Merger Consent).  Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the First Merger is advisable, fair and in the best interests of the Company and its stockholders, (ii) approved this Agreement in accordance with the provisions of the DGCL, and (iii) directed that this Agreement and the First Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the First Merger.  This Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer and Merger Subs) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

4.4                               No Conflict.  Except as set forth on Schedule 4.4 and subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 or on Schedule 4.5, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of, any applicable Law to which the Company is subject or by which any property or asset of the Company is bound, (b) conflict with or violate any provision of the Company Charter, Company Bylaws or other organizational documents of the Company, (c) violate any provision of or result in a breach of, or require a consent or constitute (with or without due notice or lapse of time or both) a default under, any Contract listed on Schedule 4.12, or terminate or result in the termination of any such Contract, or result in the creation of any Lien under any such Contract upon any of the properties or assets of the Company, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or create in any party the right to accelerate or modify such Contract, or (d) result in a violation or revocation of any required license, permit or approval from any Governmental Authority, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c) or (d) would not reasonably be expected to have a Material Adverse Effect on the Company.

4.5                               Governmental Consents.  Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (a) for any material consents, approvals, authorizations, designations, declarations or filings, (b) compliance with any applicable securities Laws, (c) as otherwise disclosed on Schedule 4.5 and (d) for the filing of the Certificate of Merger in accordance with the DGCL.

4.6                               Capitalization of the Company.

(a)                                 The authorized capital stock of the Company consists of:

(i)                                     51,000,000 shares of Company Common Stock, 7,805,210 of which are issued and outstanding as of the date of this Agreement (of which 6,050,000 are subject to Company Restricted Stock Awards).

(ii)                                  36,100,000 shares of Company Series A Preferred Stock, 35,862,714 of which are issued and outstanding as of the date of this Agreement.

All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in material compliance with all applicable federal and state securities Laws.

(b)                                 As of the date hereof, 3,974,010 shares of Company Common Stock are subject to outstanding Company Options and 185,185 shares of Company Series A Preferred Stock are subject to the Company Warrant. Schedule 4.6(b) sets forth with respect to each Company Option and the Company Warrant, as of the date hereof, the name of the holder thereof, the number of vested and unvested shares of Company Common Stock subject thereto and the purchase price or exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto), as applicable, thereof. The Company has delivered or made available to Buyer an accurate and complete copy of the Company Equity Plan.

(c)                                  Schedule 4.6(c) sets forth a complete and accurate list, as of the date of this Agreement, of: (i) any equity incentive or stock incentive plan of the Company other than the Company Equity Plan, (ii) the number of shares of Company Capital Stock issued to date under the Company Equity Plan, the number of shares of Company Capital Stock subject to outstanding options under the Company Equity Plan and the number of shares of Company Capital Stock reserved for future issuance under the Company Equity Plan, and (iii) subject to Schedule 4.6(b) above, all other outstanding Company equity awards, indicating with respect to each such award the name of the holder thereof, the number and class or series of shares of Company Capital Stock subject to such award, the date of grant, and the vesting schedule.  The Company has made available to the Buyer complete and accurate copies of the Company Equity Plan (and all amendments thereto), forms of all stock option agreements evidencing Company Options and all agreements evidencing Company Warrants.  All of the shares of capital stock of the Company subject to Company Options and Company Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.

(d)                                 With respect to each Company Option (whether outstanding or previously exercised), (i) each such Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, (ii) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto no later than the Grant Date and (iii) each such grant was made in accordance with, in all material respects, the terms of the Company Equity Plan, the Exchange Act, to the extent applicable, and all other applicable Laws.

(e)                                  Except as set forth in Section 4.6(a), Schedule 4.6(b), Schedule 4.6(c) or Section 4.6(f), (i) there are no equity interests of any class of the Company, or any security exchangeable into or exercisable for such equity interests, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which the Company is a party or by which the Company is bound obligating the Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company to grant, extend, otherwise modify or amend or enter into any such option, warrant, equity interest, call, right, commitment or agreement, (iii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any equity interests of the Company any evidences of Indebtedness or assets of the Company, and (iv) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any equity interests or to pay any dividend or to make any other distribution in respect thereof.

(f)                                   Except as set forth in Schedule 4.6(f), there is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag along” rights), registration under the Securities Act or the securities Laws of any other jurisdiction, or voting, of the capital stock of the Company.

4.7                               Financial Statements.  Attached as Schedule 4.7 are (a) the audited balance sheets and statements of operations, convertible preferred stock and stockholders’ deficit and cash flow of the Company as of and for the twelve-month periods ended December 31, 2017 and December 31, 2016 (the “Year-End Financial Statements”) and (b) an unaudited balance sheet and statements of operations and cash flow of the Company as of and for the six-month period ended June 30, 2018  (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”).  The Financial Statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except in the case of the Interim Financial Statements for the absence of footnotes and other presentation items and for normal year-end adjustments) and each is consistent with the books and records of the Company.  The Company maintains materially accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls.

4.8                               Undisclosed Liabilities.  Except as set forth on Schedule 4.8, there is no liability, debt or obligation of the Company, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business of the Company, (c) disclosed in the Disclosure Schedules or (d) contractual and other liabilities incurred in the ordinary course of business that are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

4.9                               Litigation and Proceedings.  Except as set forth on Schedule 4.9, as of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, claims or other proceedings at law or in equity or, to the knowledge of the Company, investigations, in each case, before or by any Governmental Authority against or involving the Company or any current or former officer, director, employee, consultant, agent or stockholder of the Company or any Subsidiary in its, his or her capacity as such or with respect to the Company that, in each case, if resolved adversely to the Company, could reasonably be expected to result in material liability to the Company.  There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, by arbitration or otherwise) against or involving the Company.  There is no legal proceeding by the Company pending, or which the Company has commenced preparations to initiate, against any other Person.

4.10                        Compliance with Laws.  The Company is in compliance, and has, in the past three (3) years, conducted its business in compliance, in all material respects with all applicable Laws.  The Company has not received any written notice from any Governmental Authority (including the FDA) of a material violation of any applicable Law at any time during the past three (3) years.

4.11                        FDA Matters.

(a)                                 As to each of the product candidates of the Company, including compounds currently under research and/or development by the Company and subject to the jurisdiction of the FDA or any equivalent Governmental Authority in any legal jurisdiction other than the U.S. (including, for clarity, fosfomycin) (each such product, a “Company Regulated Product”), such Company Regulated Product is being researched, developed, manufactured, stored and tested in compliance in all material respects with all applicable Laws.  During the past two (2) years, the Company has not received any written notice or other written communication from any Governmental Authority alleging any material violation by the Company of any Law applicable to a Company Regulated Product.

(b)                                 To the knowledge of the Company, the Company has not made any untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Authority or otherwise failed to disclose a material fact required to be disclosed to the FDA or any Governmental Authority.

(c)                                  All preclinical studies and clinical trials, and other studies and tests of any Company Regulated Product conducted by or on behalf of the Company have been, and if still pending are being, conducted in material compliance, to the extent applicable with all applicable Laws, including the FDCA and its implementing regulations governing good laboratory practices and good clinical practices, and the respective counterparts thereof outside the United States.  All clinical trials conducted by or for the benefit of the Company have been in the past three (3) years, and are being, conducted in material compliance with all applicable Laws, including, without limitation, 21 C.F.R. Parts 50, 54, 56, and 312 of the U.S. Code of Federal Regulations.  No clinical trial conducted by or on behalf of the Company has been terminated or placed on clinical hold by the FDA for safety reasons prior to scheduled completion, and neither the FDA nor any other applicable Governmental Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company has initiated, or, to the Company’s knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any proposed or ongoing clinical investigation of the Company Regulated Products conducted or proposed to be conducted by or on behalf of the Company, and any other standards comprising good clinical practices.

(d)                                 All documents filed by the Company with the FDA or any other Governmental Authority with respect to the Company Regulated Products, or the manufacturing, handling, storage or shipment of the Company Regulated Products were, at the time of filing, true, complete and accurate in all material respects.

(e)                                  The Company has not received any written notice that the FDA or any other Governmental Authority has commenced, or, to the Company’s knowledge, threatened in writing to initiate, any action to enjoin production of the Company Regulated Products at any of its or its suppliers’ facilities.

(f)                                   Neither the Company nor, to the knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or engaged in any conduct that has caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Section 335a, or any similar law, rule or regulation of any other Governmental Authority, or (B) exclusion from federal health care programs under 42 U.S.C. Sections 1320a-7 or 1320a-7a, or any similar law, rule or regulation of any Governmental Authority.

(g)                                  Within the past three (3) years, the Company has not received from any Governmental Authority (i) any warning letters, untitled letters, or similar written correspondence alleging material noncompliance by the Company with applicable Laws, or (ii) any unresolved inspection reports and Form FDA 483s identifying material noncompliance with the FDCA. To the knowledge of the Company, neither FDA nor any other Governmental Authority intends to bring any such action against the Company.

4.12                        Contracts; No Defaults.

(a)                                 Schedule 4.12 contains a listing of all of the following Contracts to which the Company is a party (other than Company Benefit Plans and Contracts for labor and employment matters set forth on Schedule 4.14):

(i)                                     Each Contract that the Company reasonably anticipates will involve annual payments or consideration furnished by or to the Company of more than $100,000;

(ii)                                  Each note, debenture, other evidence of indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company, in each case, having an outstanding principal amount in excess of $100,000;

(iii)                               Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of the Company (other than in the ordinary course of business);

(iv)                              Each lease, rental or occupancy agreement, real property license, installment and conditional sale agreement or other Contract that, in each case, provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property;

(v)                                 Each Contract providing for any royalty, milestone or similar payments by the Company due on or after the date hereof;

(vi)                              Each joint venture Contract, partnership agreement or limited liability company agreement with a third party;

(vii)                           Each Contract requiring capital expenditures after the date of this Agreement in an annual amount in excess of $100,000;

(viii)                        Each Contract in which the Company is subject to noncompetition or non-solicitation (other than confidentiality agreements with customers of the Company set forth in the Company’s standard terms and conditions of sale or standard form of employment agreement, forms of which have previously been made available to the Buyer) that restricts the Company in any material respect;

(ix)                              Each employment agreement, consulting agreement, severance agreement (or agreement that includes provisions for the payment of severance), change in control, or retention agreement providing annual compensation in excess of $100,000;

(x)                                 Each settlement agreement settling claims against the Company or one of its current or former directors, officers, employees or consultants (including any agreement in connection with which any employment-related claim is settled);

(xi)                              Each Contract which contains any provisions with ongoing obligations requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products or services entered into in the ordinary course of business);

(xii)                           Each Contract containing covenants materially limiting (1) the types of business in which the Company (or, after giving effect to the First Merger, Buyer or its Affiliates) may engage (2) the geographic locations in which the Company (or, after giving effect to the First Merger, Buyer or its Affiliates) may so engage in any business or (3) the products that the Company (or, after giving effect to the First Merger, Buyer or its Affiliates) may research, develop, manufacture or commercialize; and

(xiii)                        Each Contract containing covenants materially limiting the freedom of the Company to engage in any business; and

(xiv)                       Each Contract pursuant to which the Company (A) licenses from, or has otherwise been assigned, transferred or granted any covenant not to assert by, a third party, any Intellectual Property used in connection with the Exploitation of any Company Regulated Product that is material to the Company’s business (other than (1) (x) click-wrap, shrink-wrap and off-the-shelf software licenses, and (y) any other software licenses that are available on standard terms to the public generally, in each case of (x) and (y) with license, maintenance, support and other fees less than $10,000 per year) and (2) standard employee and consultant assignment agreements in the form provided to Buyer), (B) has licensed, assigned, sold or transferred to a third party, or otherwise granted to a third party, any right or covenant not to assert under any Company Intellectual Property, or (C) has agreed to indemnify a third party against any claim of infringement, violation or misappropriation of any Intellectual Property.

(b)                     True and complete copies of the Contracts listed (or required to be listed) on Schedule 4.12 have been delivered to or made available to Buyer or its representatives. Except as set forth on Schedule 4.12, all of the Contracts set forth (or required to be set forth) on Schedule 4.12 are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Company party thereto and, to the knowledge of the Company, represent the valid and binding obligations of the other parties thereto.  Except as set forth on Schedule 4.12, (x) neither the Company nor, to the knowledge of the Company, any other party thereto is in material breach of or material default under any such Contract, (y) as of the date of this Agreement, the Company has not received any claim or notice of material breach of or material default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract (in each case, with or without notice or lapse of time or both).

4.13                        Company Benefit Plans.

(a)                     Schedule 4.13 lists each material “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other material compensation plan, program, agreement or arrangement that is maintained, sponsored or contributed to by the Company for the benefit of its current or former employees or with respect to which the Company has any liability  (collectively, the “Company Benefit Plans”).  The Company has made available to Buyer true and complete copies of (i) each Company Benefit Plan and any summary plan descriptions thereof, (ii) Forms 5500 in each of the most recent three (3) plan years, including all schedules thereto, (iii) with respect to any Company Benefit Plan that purports to meet the requirements of Section 401(a) of the Code, the most recent determination letter issued by the IRS, (iv) all material notices that were given by any Governmental Authority to the Company any Company Benefit Plan during the past five (5) years, and (v) any trust documents, funding vehicles and any material third-party Contracts with respect to such Company Benefit Plan.  The Company does not utilize a “professional employer organization” (PEO), employee leasing company or other similar organization to provide benefits to its workforce.  No Company Benefit Plan is subject to non-U.S. law.

(b)                     Each Company Benefit Plan has been operated in material compliance with its terms and the requirements of such Company Benefit Plan and all applicable Laws.  No proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course of business) that could reasonably be expected to result in material liability to the Company.

(c)                      Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, or has pending or has time remaining in which to file an application for such a determination from the IRS. There has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in a Material Adverse Effect.  No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims) that could reasonably be expected to result in a Material Adverse Effect.

(d)                     No Company Benefit Plan is, none of the Company nor any ERISA Affiliate has ever maintained, contributed to or otherwise had an obligation in respect of, a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “pension plan” under Section 3(2) of ERISA that is subject to Title IV of ERISA.  No Company Benefit Plan that is funded include securities issued by the Company or any ERISA Affiliate.  No Company Benefit Plan is funded by or associated with a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(e)                      Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) would, as of the Closing, reasonably be expected to give rise to any “excess parachute payment” under Section 280G of the Code.  Section 4.13(e) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such stockholder, director, executive officer or key employee; and (ii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(f)                       Except as required by Law, no Company Benefit Plan provides any post-employment medical or life insurance benefits, except for those contractual obligations to pay or reimburse any premiums an employee or former employee may pay in order to obtain health coverage under Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively, “COBRA”) set forth on Schedule 4.13(f).

(g)                      Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) has been operated in good faith compliance with Code Section 409A. No service provider to the Company has incurred liability for tax imposed under Section 409A(a)(1)(B) in connection with participation in any Company Benefit Plan or otherwise as a result of the service provider’s arrangements with the Company.  No stock option or equity unit granted by the Company has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option or unit was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.

4.14                        Employment and Labor Relations.

(a)                     The Company is in compliance in all material respects with all applicable Laws and its own policies respecting labor and employment matters, including, but not limited to, fair employment practices, terms and conditions of employment, workers’ compensation, family and medical leave, occupational safety, plant closings, immigration, payment of social security and similar Taxes, wages and hours, and employment classification (including as exempt versus non-exempt and employee versus independent contractor).  The Company is in compliance in all material respects with any and all employment agreements with Company employees.  Except as set forth in Schedule 4.14(a), no claims, controversies, investigations, audits or other legal proceedings are pending or, to the knowledge of the Company, threatened, with respect to such Laws or employment agreements, either by private persons or by governmental entities that could reasonably be expected to result in material liability to the Company.

(b)                     The Company is not a party to any collective bargaining agreement with respect to its employees with any labor organization, group or association, and, to the knowledge of the Company, no organizational effort is presently being made or threatened (including the filing of a petition for certification), or has been made or threatened within the past two (2) years, by or on behalf of any labor union with respect to employees of the Company.  As of the date of this Agreement, there is no, nor has there within the past two (2) years been any, actual or threatened labor strike, slowdown, claim of unfair labor practice, or work stoppage against the Company.

(c)                      Schedule 4.14(c) contains a list of all Company employees, along with each Company employee’s position, date of hire, work location (including city, state, and country), annual rate of compensation (or with respect to Company employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), job classification (exempt or non-exempt), estimated or target annual incentive compensation, and status of employment (including whether the person is on leave of absence and, if so, the dates of such leave).  Except as set forth on Schedule 4.14(c), there are no material amounts of compensation outstanding (including bonuses, vacation pay and other liabilities accrued through the date hereof) to any employee or former employee of the Company (other than accrued amounts representing salary or bonus entitlements due for the current pay period or for the reimbursement of legitimate business expenses).  Each Company employee is retained at-will and no Company employee is a party to an employment agreement except as set forth in Schedule 4.14(c).  Except as set forth on Schedule 4.14(c), each Company employee may be terminated without any penalty, notice or severance obligation on the part of the Company.  Except as set forth on Schedule 4.14(c), no employee or independent contractor of the Company is eligible to receive any payment or benefit as a result of the transaction contemplated herein.  Each Company employee has entered into the Company’s standard form of confidentiality and assignment of inventions agreement, a copy of which has previously been made available to the Buyer.  Schedule 4.14(c) contains a list of all Company employees employed in the United States who are not citizens or permanent residents of the United States and, for each such Company employee, such Company employee’s visa, work authorization, and/or green card status and the date such work authorization is scheduled to expire.

(d)                     Schedule 4.14(d) contains a list of all consultants and independent contractors currently engaged by the Company, along with the position, initial date of retention and rate of remuneration for each such person.  The Company has previously made available to Buyer each of the consultant and independent contractor written agreements or contracts with such individuals.  Each consultant and independent contractor has entered into the Company’s standard form of confidentiality and assignment of inventions agreement with the Company, a copy of which has previously been made available to the Buyer.  Except as set forth on Schedule 4.14(d), the Company has not had in the prior two (2) years any temporary or leased employees.

(e)                      Except as set forth on Schedule 4.14(e), no charges or complaints are open or pending against the Company with the Equal Employment Opportunity Commission, a state fair employment or practices agency, the National Labor Relations Board, or similar governmental entity or pursuant to internal complaint procedures that could reasonably be expected to result in a material liability to the Company.  To the knowledge of the Company, except as set forth on Schedule 4.14(e), since January 1, 2015, no current or former employee of the Company has complained in writing of discrimination, retaliation or other wrongdoing pertaining to that person’s employment with the Company with respect to any matter that could reasonably be expected to result in a material liability to the Company.

(f)                       Schedule 4.14(f) (i) contains a complete and accurate list of all of the Company’s written employee handbooks, employment manuals, and employment policies, and (ii) sets forth the policy of the Company with respect to accrued vacation, paid time off, accrued sick time and earned time off.

4.15                        Taxes.

(a)                     Except as set forth in Schedule 4.15(a), all income and other material Tax Returns required to be filed by or with respect to the Company have been timely filed, and all such Tax Returns are true, complete and accurate in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by a Tax Authority in a jurisdiction where the Company does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b)                     The Company has paid all income and other material Taxes which are due and payable by the Company.  The unpaid Taxes of the Company (A) for taxable periods (or portions thereof) through the date of the Interim Financial Statements do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Interim Financial Statements and (B) for taxable periods (or portions thereof) though the

Closing Date, will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP.  All unpaid Taxes of the Company for all taxable periods (or portions thereof) commencing after the date of the Interim Financial Statements arose in the ordinary course of business.

(c)                      The Company has withheld and paid over to the appropriate Tax Authority all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party, and the Company has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto.

(d)                     No material deficiency for any Taxes has been asserted or assessed by any Tax Authority in writing (or, to the knowledge of the Company, otherwise) against the Company (or, to the knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn.  No audit or other proceeding by any Tax Authority is pending or threatened in writing (or, to the knowledge of the Company, otherwise) against the Company with respect to any Taxes due from the Company or Tax Returns filed by the Company.

(e)                      The Company is not a party to or bound by any Tax indemnification or Tax sharing agreements under which the Company would reasonably be expected to be liable after the Closing Date for the Tax liability of any Person that is not the Company, other than customary agreements or arrangements entered into in the ordinary course of business with customers, vendors, lessors, lenders and the like that do not relate primarily to Taxes.

(f)                       The Company has not been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), that has not been disclosed in the relevant Tax Return of the Company.  The Company has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g)                      The Company is not and has never been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company.  The Company has no liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company.

(h)                     The Company has delivered or made available to the Buyer (i) complete and correct copies of all income and other material Tax Returns of the Company relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, closing agreements, settlement agreements and pending ruling requests submitted by, received by, or agreed to by or on behalf of the Company relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Authority relating to Tax incentives of the Company.

(i)                         The Company has not waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect.  The Company has not executed or filed any power of attorney with any Taxing Authority, which is still in effect.

(j)                        The Company will not be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(k)                     The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(l)                         The Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(m)                 There are no liens or other encumbrances with respect to Taxes upon any of the assets of the Company, other than with respect to Taxes not yet due and payable.

(n)                     The Company is not (i) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) a stockholder of a “specified foreign corporation” as defined in Section 965(e) of the Code (or any similar provision of state, local or foreign Law), or (iii) a stockholder in a “passive foreign investment company” as defined in Section 1297 of the Code.

(o)                     The Company is not subject to tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other place of business in that country.

(p)                     The Company has no knowledge of any facts, and has not taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or to cause the Merger to be subject to Section 367(a)(1) of the Code.

(q)                     The Company is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(r)                        To the knowledge of the Company, the fair market value of the total outstanding equity of Buyer, excluding assets acquired outside the ordinary course of business within the thirty-six (36) month period preceding the Merger (unless such assets are permitted to be taken into account by Treasury Regulations Section 1.367(a)-3(c)(3)(iii)), is at least equal to the fair market value of the total outstanding stock of the Company.

(s)                       None of the Company’s shareholders will be a five-percent transferee shareholder (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) immediately after the Merger.

(t)                        Notwithstanding anything to the contrary in this Agreement, the representations and warranties in Section 4.13, Section 4.14 and this Section 4.15 shall be the only representations or warranties of the Company in this Agreement with respect to Tax matters. The representations and warranties in this Section 4.15 (other than Sections 4.15(e), (g) and (j)) may only be relied upon for purposes of liability for Tax periods (or portions thereof) ending on or prior to the Closing Date and shall not be construed as a representation or warranty with respect to Tax positions that Buyer or any of its Affiliates (including the Company) may take in or in respect of a Tax period beginning after the Closing Date.  Nothing in this Section 4.15 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the existence, amount or usability of any net operating loss, capital loss, or Tax credit carryover of the Company in any Tax period beginning after the Closing Date.

4.16                        Brokers’ Fees.  Except as set forth on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer or the Company would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of its Affiliates.

4.17                        Insurance.  Schedule 4.17 contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company as of the date of this Agreement.  True and complete copies of such insurance policies have been made available to Buyer or its representatives.  Except as set forth in Schedule 4.17, (a) as of the date hereof, the Company has not received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying renewal of coverage thereunder and (b) all premiums on such insurance policies due and payable as of the date hereof have been paid.

4.18                        Licenses, Permits and Authorizations.  Except as set forth on Schedule 4.18, the Company holds, and, to the Company’s knowledge, is in compliance in all material respects with, all of the material licenses, approvals, consents, registrations and permits issued by Governmental Authorities, including the FDA, that are required by applicable Laws to permit the Company to own, operate, use and maintain its assets in the manner in which they are now operated, used and maintained and to conduct the business of the Company (collectively, the “Company Permits”).  There are no pending or, to the knowledge of the Company, threatened claims, actions, suits or other proceedings or, to the knowledge of the Company, investigations before or by any Governmental Authority that would reasonably be expected to result in the revocation or termination of any such material Company Permit.

4.19                        Real Property. Schedule 4.19 lists, as of the date of this Agreement, all Leased Real Property.  Except as set forth on Schedule 4.19, (i) the Company has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, subject to the Remedies Exception and any Permitted Liens; (ii) the Company has not received any written notice from any lessor of such Leased Real Property of, nor does the Company have knowledge of the existence of, any default, event or circumstance that, with notice or lapse of time, or both, would constitute a material default by the party that is the lessee or lessor of such Leased Real Property; (iii) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, subleased, licensed, or encumbered any interest in the leasehold or subleasehold; (iv) all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities in the manner in which they are currently operated.  The Company owns no real property.

4.20                        Intellectual Property.

(a)                     Schedule 4.20(a) lists (i) each Patent Right (A) that is in the Company Owned Intellectual Property or (B) that is in the Company Licensed Intellectual Property with respect to which the Company has a right to participate in the prosecution or maintenance, and (ii) each trademark, service mark, domain name and copyright owned by the Company, in each case for which applications have been filed or registrations or issued patents have been obtained, whether in the United States or in any country internationally (all of the items to be listed on Schedule 4.20(a), the “Company Registered IP”), in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing and issuance, names of all current applicant(s) and registered owners(s), as applicable.  To the knowledge of the Company, the Company has made all filings and payments required to be made to maintain each item of such registered or issued Intellectual Property, and for all applications in Company Registered IP, in full force and effect by the applicable deadline and otherwise in accordance with all applicable Laws.  All assignments to the Company of Company Registered IP that is Company Owned Intellectual Property have been properly executed and recorded.

(b)                     No inventorship challenge, opposition, nullity proceeding, inter partes review, post grant review proceeding or interference has been filed, or to the knowledge of the Company, threatened, with respect to any Patent Rights included in the Company Registered IP.  The Company has complied with its duty of candor and disclosure to the United States Patent and Trademark Office and any relevant foreign patent office with respect to all patent and trademark applications in the Company Registered IP filed by or on behalf of the Company and have made no material misrepresentation in such applications.  To the Company’s knowledge, the Company has clear title to the Company

Registered IP that is Company Owned Intellectual Property.  To the Company’s knowledge, there has been no public disclosure of any Intellectual Property subject to registration in any Company Registered IP that is Company Owned Intellectual Property, including in trade publications or at trade shows, prior to filing of such Company Registered IP.

(c)                      Except as set forth on Schedule 4.20(c), to the knowledge of the Company, the Company owns (free and clear of all Liens), or has the right to use pursuant to license, sublicense, agreement or permission as set forth in a Contract set forth in Schedule 4.12, (i) (A) all Company Registered IP, and (B) (1) all other Company Intellectual Property, and any tangible embodiments thereof, used by or on behalf of the Company in researching, developing, manufacturing or commercializing the Company Milestone Product and (2) all other material Company Intellectual Property, and any tangible embodiments thereof, used in the operation of the business of the Company, in the case of (1) or (2), as presently conducted or as conducted at any time within the last three (3) years or as currently contemplated to be conducted.

(d)                     Except as set forth on Schedule 4.20(d), the Company has not received from any Person in the past three (3) years any written notice, charge, complaint, claim or other written assertion of any direct or indirect infringement, violation or misappropriation of any Intellectual Property of any Person by the Company.  To the knowledge of the Company, neither the Exploitation of any of the Company Regulated Products, nor any other activity by the Company, has infringed or violated, or constituted a misappropriation of, any Intellectual Property rights of any third party.

(e)                      To the knowledge of the Company, no third party (including any current or former employee, consultant or contractor of the Company) is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, except for any such infringement that, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or Buyer.

(f)                       To the knowledge of the Company, neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will result in (i) any loss, termination or impairment of, or any change in the Company’s rights in, any Company Intellectual Property, (ii) a breach of or default under any Contract governing any Company Intellectual Property, (iii) the grant or transfer to any third party of any new license or other right or interest under, the abandonment, assignment to any third party, the modification or loss of any right with respect to, or the creation of any Lien on, any Company Intellectual Property, or (iv) the Company, the Buyer or any of Buyer’s Affiliates (including the Final Surviving Corporation) being obligated to pay any penalty or new or increased royalty or fee to any Person under any Contract governing any Company Intellectual Property.

(g)                      The Company has used commercially reasonable efforts to maintain in confidence the trade secrets and other confidential information in the Company Intellectual Property. The Company has complied in all material respects with all applicable Contracts and Laws pertaining to information privacy, data protection or security, including the Health Insurance Portability and Accountability Act of 1996, the EU Data Protection Directive and any Laws in any country relating thereto, and the General Data Protection Regulation and any Laws in any country relating thereto.  No complaint relating to an improper use or disclosure of, or a breach in the security of, any trade secrets, confidential information or protected information has been made or, to the knowledge of the Company, threatened against the Company.  To the knowledge of the Company, there has been no (i) unauthorized disclosure of any third party proprietary or confidential information in the possession, custody or control of the Company, or (ii) breach of the Company’s security procedures wherein confidential information has been disclosed to a third party.

(h)                                 Each individual who is or was an employee or independent contractor of the Company has executed a valid, binding and enforceable written agreement expressly and presently assigning to the Company all right, title and interest in any inventions, works of authorship and data invented, conceived, reduced to practice, authored, created or otherwise developed, during the term of such individual’s employment or such independent contractor’s work for the Company, and all Intellectual Property rights therein, and has waived all moral rights therein to the extent legally permissible.

(i)                                     Schedule 4.20(i) sets forth (i) all Company Intellectual Property that is subject to the Bayh-Dole Act or a comparable Law outside the United States or any other Law granting any Governmental Authority any license, retained right or march-in right with respect to such Intellectual Property or any right as a result of funding by a Governmental Authority and (ii) each Contract pursuant to which such Company Intellectual Property is subject to such Law.  Except as set forth on Schedule 4.20(i), neither the Company, or any assignor or licensor to the Company, has received any support, funding, resources or assistance from any Governmental Authority or quasi-governmental agency or funding source in connection with the Exploitation of any Company Regulated Product, any facilities or equipment used in connection therewith or any Company Intellectual Property.  No university or Governmental Authority has sponsored any research or development conducted by or on behalf of the Company, or has any claim of right or ownership of or Lien on any Company Intellectual Property.

4.21                        Environmental Matters.  Except as set forth on Schedule 4.21, the Company is (and has been for the last three (3) years) in compliance with all Environmental Laws, except for any such instance of noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Company.  Except as set forth on Schedule 4.21, the Company holds, and is (and has been for the last three (3) years) in material compliance with, all Company Permits required under applicable Environmental Laws to permit the Company to operate its assets in a manner in which it is now operated and maintained and to conduct the business of the Company as currently conducted, except where the absence of, or the failure to be in material compliance with, any such permit could reasonably be expected to result in material liability to the Company.  Except as set forth on Schedule 4.21, there are no written claims or notices of violation pending or, to the knowledge of the Company, threatened against the Company alleging violations of or liability under any Environmental Law, except for any such claim or notice that could reasonably be expected to result in material liability to the Company.  This Section 4.21 provides the sole and exclusive representations and warranties of the Company in respect of environmental matters, including any and all matters arising under Environmental Laws.

4.22                           Absence of Changes.

(a)                                 Except as set forth on Schedule 4.22, from December 31, 2017 to the date of this Agreement, there has not been any Material Adverse Effect on the Company.

(b)                                 Except as set forth on Schedule 4.22 or as expressly contemplated by this Agreement, from the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, the Company has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

(c)                                  Except as set forth on Schedule 4.22, from the date of the most recent balance sheet included in the Financial Statements through the date of this Agreement, the Company has not taken any of the actions set forth in Section 6.1.

4.23                        Affiliate Matters.  Except (a) as set forth on Schedule 4.23 and (b) the Company Benefit Plans, the Company is not party to any Contract with any (i) present or former officer or director of the Company or (ii) Affiliate of the Company.  No Affiliate of the Company, directly or indirectly, (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) to the knowledge of the Company, has any claim or cause of action against the Company, or (c) other than employment-related arrangements and the payment of compensation and benefits in the ordinary course of business and travel advances and employee loans in the ordinary course, owes any money to, or is owed any money by, the Company.

4.24                        No Outside Reliance.  Notwithstanding anything contained in this Article IV or any other provision hereof, the Company acknowledges and agrees that neither the Buyer, nor either Merger Sub nor any of their Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and the Company has not relied on any representation, warranty or statement of any kind by Buyer or either Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives), beyond those expressly given in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Buyer or either Merger Sub.  Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Buyer SEC Documents, the Disclosure Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by the Company or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of Buyer or either Merger Sub, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article IV.

4.25                        Unaccredited Investors.  There are no more than 35 Pre-Closing Holders that are not Accredited Investors.

4.26                        No Additional Representations or Warranties.  Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or either Merger Sub or their respective Affiliates, respective directors, officers, employees, stockholders, partners, members or representatives, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Buyer or either Merger Sub or their respective Affiliates, directors, officers, employees, stockholders, partners, members or representatives.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBS

Except: (a) as disclosed in the Buyer SEC Documents at least two (2) Business Days prior to the date hereof, and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” but including any historical statements in such sections, and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Disclosure Schedules; Buyer, Merger Sub I and Merger Sub II hereby jointly and severally represent and warrant to the Company as follows:

5.1                               Corporate Organization.  Buyer has been duly incorporated and is validly existing as a public limited company under the Laws of Ireland. Merger Sub I has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware. Merger Sub II has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware. Merger Sub I is a corporation newly formed for the sole purpose of effecting the First Merger, and has not engaged in any activity other than as contemplated in this Agreement. Each of Buyer and each of the Merger Subs has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted.  The copies of the organizational documents of each of Buyer and Merger Subs previously delivered by Buyer to the Company and as most recently filed with the Buyer SEC Documents are true and complete.  Each of Buyer and each of the Merger Subs is duly licensed or qualified and (where applicable) in good standing in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect on Buyer or any of its Subsidiaries.  Buyer owns, beneficially and of record, all of the outstanding shares of capital stock of each of the Merger Subs, free and clear of all Liens.

5.2                               Subsidiaries.  Each Subsidiary of the Buyer, along with its jurisdiction of incorporation, formation or organization, (including each entity that has been a Subsidiary of the Buyer within the prior two (2) years), as well as the jurisdiction of incorporation, formation or organization of each entity, is set forth in Schedule 5.2.  Each of such Subsidiaries is a legal entity that has been duly formed and is validly existing, and where applicable, as an entity in good standing under the Laws of its jurisdiction of formation.

5.3                               Due Authorization.  Each of Buyer, Merger Sub I and Merger Sub II has all requisite power and authority to execute and deliver this Agreement and (subject to the consents, approvals, authorizations and other requirements described in Section 5.5) to perform all obligations to be performed by it hereunder.  The execution and delivery of this Agreement by Buyer, Merger Sub I and Merger Sub II and the consummation by them of the transactions contemplated hereby have been duly and validly authorized and approved by the boards of directors of each of Buyer, Merger Sub I and Merger Sub II, and no other corporate proceeding on the part of Buyer, Merger Sub I or Merger Sub II is necessary to authorize this Agreement (other than the adoption of this Agreement by Buyer in its capacity as the sole stockholder of Merger Sub I and Merger Sub II, which adoption will occur immediately following the execution of this Agreement by Merger Subs).  This Agreement has been duly and validly executed and delivered by each of Buyer and Merger Subs and (assuming this Agreement constitutes a legal, valid and binding obligation of the Company and the Stockholder Representative) constitutes a legal, valid and binding obligation of each of Buyer and Merger Subs, enforceable against Buyer and Merger Subs in accordance with its terms, subject to the Remedies Exception.

5.4                               No Conflict.  Except as set forth on Schedule 5.4, and subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.5 or on Schedule 5.5 the execution and delivery of this Agreement by Buyer and Merger Subs and the consummation by them of the transactions contemplated hereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of any applicable Law to which Buyer or either Merger Sub is subject or by which any property or asset of Buyer or either Merger Sub is bound, (b) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer or any Subsidiary of Buyer (including either Merger Sub), (c) violate any provision of or result in a breach of, or require a consent or constitute (with or without due notice or lapse of time or both) under, any agreement, indenture or other instrument to which Buyer or any Subsidiary of Buyer (including either Merger Sub) is a party or by which Buyer or any Subsidiary of Buyer (including either Merger Sub) may be bound, or terminate or result in the termination of any such agreement, indenture or instrument, or result in the creation of any Lien under any such agreement, indenture or instrument upon any of the properties or assets of Buyer or any Subsidiary of Buyer (including either Merger Sub), or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or create in any party the right to accelerate or modify such Contract, or (d) result in a violation or revocation of any required license, permit or approval from any Governmental Authority, except to the extent that the occurrence of the foregoing items set forth in clauses (a), (c) or (d) would not reasonably be expected to have a Material Adverse Effect on Buyer or any of its Subsidiaries.

5.5                               Governmental Consents.  Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer or Merger Subs with respect to Buyer’s or either Merger Subs’ execution or delivery of this Agreement or the consummation by Buyer or Merger Subs of the transactions contemplated hereby, except for (a) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Material Adverse Effect on Buyer or any of its Subsidiaries, (b) compliance with any applicable securities Laws, (c) as otherwise disclosed on Schedule 5.5, (d) in the case of Merger Sub I, the filing of the Certificate of Merger in accordance with the DGCL and (e) in the case of Merger Sub II, the filing of the Second Certificate of Merger in accordance with the DGCL.

5.6                               Capitalization of Buyer.

(a)                                 The authorized share capital (collectively, the “Buyer Share Capital”) of Buyer consists of:

(i)                                     1,000,000,000 Buyer Ordinary Shares, 40,965,435 of which are issued and outstanding as of July 20, 2018 (the “Capitalization Date”).

(ii)                                  25,000 Euro deferred shares of €1.00 each, none of which are issued and outstanding as of the Capitalization Date.

(iii)                               100,000,000 preferred shares of US$0.01 each, none of which are issued and outstanding as of the Capitalization Date.

All of the issued and outstanding shares of Buyer Share Capital have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. All of the issued and outstanding shares of capital stock of the Buyer have been offered, issued and sold by the Buyer in material compliance with all applicable federal and state securities Laws.

(b)                                 As of the Capitalization Date, 4,896,520 Buyer Ordinary Shares are subject to outstanding options to purchase Buyer Ordinary Shares and 328,300 Buyer Ordinary Shares are subject to outstanding restricted stock units issued by Buyer.

(c)                                  Except (i) as set forth in this Section 5.6 or (ii) as set forth on Schedule 5.6, the Buyer has not granted any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Buyer Share Capital, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of Buyer Ordinary Shares, and there are no agreements of any kind which may obligate Buyer to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

5.7                               Financial Statements.  Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Buyer SEC Documents (“Buyer Financial Statements”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for quarterly reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Buyer and its consolidated

Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individual or in the aggregate, be material).

5.8                               Undisclosed Liabilities. Except as set forth on Schedule 5.8, as of the date of this Agreement, there is no liability, debt or obligation of the Buyer or any of its Subsidiaries, except for liabilities and obligations (a) reflected or reserved for on the Buyer Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Buyer Financial Statements in the ordinary course of the operation of business of the Buyer, (c) disclosed in the Buyer’s Disclosure Schedules or (d) contractual and other liabilities incurred in the ordinary course of business of the Buyer that are not required by GAAP to be reflected on a balance sheet and that are not in the aggregate material (in each case, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law).

5.9                               Litigation and Proceedings.  Except as set forth on Schedule 5.9, as of the date of this Agreement, there are no pending or, to the knowledge of Buyer, threatened, lawsuits, actions, suits, claims or other proceedings at law or in equity or, to the knowledge of the Buyer, investigations, in each case, before or by any Governmental Authority against the Buyer or any of its Subsidiaries that, in each case, if resolved adversely to the Buyer, would reasonably be expected to have a Material Adverse Effect on Buyer or any of its material Subsidiaries.

5.10                        Compliance with Laws.  Buyer and each of its Subsidiaries are in compliance with all applicable Laws, except where the failure to be in compliance with such Laws would not reasonably be expected to have a Material Adverse Effect on Buyer or any of its Subsidiaries.  As of the date hereof, neither Buyer nor any of its Subsidiaries has received any written notice from any Governmental Authority (including the FDA) of a material violation of any applicable Law at any time during the past two (2) years that would reasonably be expected to have a Material Adverse Effect on Buyer or any of its material Subsidiaries.

5.11                        FDA Matters.

(a)                                 As to each of the product candidates of each of the Buyer and its Subsidiaries, including compounds currently under research and/or development by the Company and subject to the jurisdiction of the FDA or any equivalent Governmental Authority in any legal jurisdiction other than the U.S. (each such product, a “Buyer Regulated Product”), such Buyer Regulated Product is being researched, developed, manufactured, stored and tested in compliance in all material respects with all applicable Laws.  During the past two (2) years, neither the Buyer nor any of its Subsidiaries has received any written notice or other written communication from any Governmental Authority alleging any material violation by the Company of any Law applicable to a Buyer Regulated Product.

(b)                                 To the knowledge of the Buyer, neither Buyer nor any of its Subsidiaries has made any untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Authority or otherwise failed to disclose a material fact required to be disclosed to the FDA or any Governmental Authority.

(c)                                  All preclinical studies and clinical trials, and other studies and tests of any Buyer Regulated Product conducted by or on behalf of the Buyer or any of its Subsidiaries have been, and if still pending are being, conducted in material compliance, to the extent applicable with all applicable Laws, including the FDCA and its implementing regulations governing good laboratory practices and good clinical practices, and the respective counterparts thereof outside the United States.  All clinical trials conducted by or for the benefit of the Company have been in the past three (3) years, and are being, conducted in material compliance with all applicable Laws, including, without limitation, 21 C.F.R. Parts 50, 54, 56, and 312 of the U.S. Code of Federal Regulations.  No clinical trial conducted by or on behalf of the Buyer or any of its Subsidiaries has been terminated or placed on clinical hold by the FDA for safety reasons prior to scheduled completion, and neither the FDA nor any other applicable Governmental Authority, clinical investigator that has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Buyer or any of its Subsidiaries has initiated, or, to the Buyer’s knowledge, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any proposed or ongoing clinical investigation of the Buyer Regulated Products conducted or proposed to be conducted by or on behalf of the Buyer or any of its Subsidiaries, and any other standards comprising good clinical practices.

(d)                                 All documents filed by the Company with the FDA or any other Governmental Authority with respect to the Buyer Regulated Products, or the manufacturing, handling, storage or shipment of the Buyer Regulated Products were, at the time of filing, true, complete and accurate in all material respects.

(e)                                  Neither the Buyer nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Authority has commenced, or, to the Buyer’s knowledge, threatened in writing to initiate, any action to enjoin production of the Buyer Regulated Products at any of its or its suppliers’ facilities.

(f)                                   None of the Buyer, any of its Subsidiaries nor, to the knowledge of the Buyer, any officer, employee or agent of the Buyer or any of its Subsidiaries has been convicted of any crime or engaged in any conduct that has caused or would reasonably be expected to result in (A) disqualification or debarment by the FDA under 21 U.S.C. Section 335a, or any similar law, rule or regulation of any other Governmental Authority, or (B) exclusion from federal health care programs under 42 U.S.C. Sections 1320a-7 or 1320a-7a, or any similar law, rule or regulation of any Governmental Authority.

(g)                                  In the past three (3) years, neither the Buyer nor any of its Subsidiaries has received from any Governmental Authority (i) any warning letters, untitled letters, or similar written correspondence alleging material noncompliance by the Buyer or any of its Subsidiaries with applicable Laws, or (ii) any unresolved inspection reports and Form FDA 483s identifying material noncompliance with the FDCA. To the knowledge of the Buyer, neither FDA nor any other Governmental Authority intends to bring any such action against the Buyer and its Subsidiary.

5.12                        Contracts; No Defaults.  Except as set forth on Schedule 5.12, as of the date of this Agreement, all of the “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by Buyer with the SEC, are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of Buyer or its Subsidiary or Subsidiaries party thereto and, to the knowledge of Buyer, represent the valid and binding obligations of the other parties thereto.  Except as set forth on Schedule 5.12, and except, in each case, where the occurrence of such breach or default would not reasonably be expected to have a Material Adverse Effect on Buyer or any of its Subsidiaries, (x) none of Buyer, any of its Subsidiaries or, to the knowledge of Buyer, any other party thereto is in breach of or default under any such Contract, (y) as of the date of this Agreement, neither Buyer nor any of its Subsidiaries has received any claim or notice of breach of or default under any such Contract, and (z) to the knowledge of the Buyer, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both).

5.13                        Taxes. Except as set forth on Schedule 5.13:

(a)                                 All income and other material Tax Returns required to be filed by or with respect to Buyer have been timely filed, and all such Tax Returns are true, complete and accurate in all material respects. Buyer is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by a Tax Authority in a jurisdiction where Buyer does not file a Tax Return that such entity is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return.

(b)                                 Buyer has paid all income and other material Taxes which are due and payable by Buyer.  The unpaid Taxes of Buyer (A) for taxable periods (or portions thereof) through the date of the Buyer Financial Statements do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Buyer Financial Statements and (B) for taxable periods (or portions thereof) though the Closing Date, will not exceed the reserve as adjusted for the passage of time through the Closing Date in accordance with GAAP.  All unpaid Taxes of Buyer for all taxable periods (or portions thereof) commencing after the date of the Buyer Financial Statements arose in the ordinary course of business.

(c)                                  Buyer has withheld and paid over to the appropriate Tax Authority all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party, and Buyer has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto.

(d)                                 No material deficiency for any Taxes has been asserted or assessed by any Tax Authority in writing (or, to the knowledge of Buyer, otherwise) against Buyer (or, to the knowledge of Buyer, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn.  No audit or other proceeding by any Tax Authority is pending or threatened in writing (or, to the knowledge of Buyer, otherwise) against Buyer with respect to any Taxes due from Buyer or Tax Returns filed by Buyer.

(e)                                  Buyer is not a party to or bound by any Tax indemnification or Tax sharing agreements under which Buyer would reasonably be expected to be liable after the Closing Date for the Tax liability of any Person that is not Buyer, other than customary agreements or arrangements entered into in the ordinary course of business with customers, vendors, lessors, lenders and the like that do not relate primarily to Taxes.

(f)                                   Buyer has not been a party to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), that has not been disclosed in the relevant Tax Return of Buyer.  Buyer has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(g)                                  Buyer is not and has never been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is Buyer.  Buyer has no liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than Buyer.

(h)                                 Buyer has delivered or made available to the Company (i) complete and correct copies of all income and other material Tax Returns of Buyer relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, closing agreements, settlement agreements, and pending ruling requests submitted by, received by, or agreed to by or on behalf of Buyer relating to Taxes for all taxable periods for which the statute of limitations has not yet expired, and (iii) complete and correct copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Authority relating to Tax incentives of Buyer.

(i)                                     Buyer has not waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect.  Buyer has not executed or filed any power of attorney with any Taxing Authority, which is still in effect.

(j)                                    Buyer will not be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

(k)                                 Buyer has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(l)                                     Buyer has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Buyer been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(m)                             There are no liens or other encumbrances with respect to Taxes upon any of the assets of Buyer, other than with respect to Taxes not yet due and payable.

(n)                                 Buyer is not (i) a party to any joint venture, partnership, or other arrangement that is treated as a partnership for federal income Tax purposes, (ii) a stockholder of a “specified foreign corporation” as defined in Section 965(e) of the Code (or any similar provision of state, local or foreign Law), or (iii) a stockholder in a “passive foreign investment company” as defined in Section 1297 of the Code.

(o)                                 Buyer is not subject to tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or other place of business in that country.

(p)                                 Buyer has no knowledge of any facts, and has not taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or to cause the Merger to be subject to Section 367(a)(1) of the Code.

(q)                                 Buyer is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(r)                                    The Buyer Ordinary Shares to be issued pursuant to this Agreement (including the Holdback Shares) do not represent more than 50% of the total voting power or the total value of the stock of Buyer determined as of the Closing Date.

(s)                                   For the entire thirty-six (36) month period immediately preceding the Merger, Buyer or any qualified subsidiary (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(vii)) or a qualified partnership (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(viii)) has been engaged in an active trade or business outside the United States consisting of research and development activities, and Buyer’s revenue has consisted principally of governmental research premiums, non-refundable government grants and government loans at below-market interest rates. Buyer has no plan or intention to following the Merger substantially dispose of or discontinue (or to allow any qualified subsidiary or qualified partnership to substantially dispose of or discontinue) the active trade or business referenced in the preceding sentence.

(t)                                    To the knowledge of Buyer, the fair market value of the total outstanding equity of Buyer, excluding assets acquired outside the ordinary course of business within the thirty-six (36) month period preceding the Merger (unless such assets are permitted to be taken into account by Treasury Regulations Section 1.367(a)-3(c)(3)(iii)), is at least equal to the fair market value of the total outstanding stock of the Company.

(u)                                 Notwithstanding anything to the contrary in this Agreement, the representations and warranties in Section 5.13 shall be the only representations or warranties of Buyer in this Agreement with respect to Tax matters. The representations and warranties in this Section 5.13 (other than Sections 5.13(e), (g), and (j)) may only be relied upon for purposes of liability for Tax periods (or portions thereof) ending on or prior to the Closing Date and shall not be construed as a representation or warranty with respect to Tax positions that the Buyer, the Company or any of its Affiliates may take in or in respect of a Tax period beginning after the Closing Date.  Nothing in this Section 5.13 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the existence, amount or usability of any net operating loss, capital loss, or Tax credit carryover of Buyer in any Tax period beginning after the Closing Date.

5.14                        Brokers’ Fees.  Except for fees described on Schedule 5.14 (which fees shall be the sole responsibility of Buyer), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.

5.15                        Licenses, Permits and Authorizations. Except as set forth on Schedule 5.15, Buyer and each of its Subsidiaries holds, and, to the knowledge of the Buyer is, in compliance in all material respects with, all of the material licenses, approvals, consents, registrations and permits issued by Governmental Authorities, including the FDA, that are required by applicable Laws to permit the Buyer or any of its Subsidiaries to own, operate, use and maintain its assets in the manner in which they are now operated, used and maintained and to conduct the business of Buyer or any of its Subsidiaries as currently conducted (collectively, the “Buyer Permits”), There are no pending or, to the knowledge of Buyer, threatened claims, actions, suits or other proceedings or, to the knowledge of Buyer, investigations before or by any Governmental Authority that would reasonably be expected to result in the revocation or termination of any such Buyer Permit.

5.16                        Intellectual Property.

(a)                                 To the knowledge of Buyer, Buyer and each of its Subsidiaries have made all filings and payments required to be made to maintain each item of registered or issued Intellectual Property owned by Buyer and each of its Subsidiaries in full force and effect by the applicable deadline and otherwise in accordance with all applicable Laws.

(b)                                 Except as set forth on Schedule 5.16, to the knowledge of Buyer, Buyer or its Subsidiaries, as applicable, own or have the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property used in the operation of the business of Buyer and each of its Subsidiaries, as presently conducted, except where the failure to have such rights would not reasonably be expected to have a Material Adverse Effect on Buyer or any of its Subsidiaries.

(c)                                  Except as set forth on Schedule 5.16, or except as would not reasonably be expected to have a Material Adverse Effect on Buyer or any of its Subsidiaries, as of the date of this Agreement, neither Buyer nor any of its Subsidiaries has received from any Person in the past twelve (12) months any written notice, charge, complaint, claim or other written assertion of any infringement or violation by, or misappropriation of, any Intellectual Property of any Person by Buyer or any of its Subsidiaries.

(d)                                 To the knowledge of Buyer, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by Buyer or any of its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect on Buyer or any of its Subsidiaries.

(e)                                  To the knowledge of Buyer, neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will result in the loss, termination or impairment of any Intellectual Property owned by Buyer or any of its Subsidiaries that is used in the operation of the business of Buyer or any of its Subsidiaries, as presently conducted.

5.17                        Environmental Matters. Except as set forth on Schedule 5.17, Buyer is (and has been for the last three (3) years) in compliance with all Environmental Laws, except for any such instance of noncompliance that would not reasonably be expected to have a Material Adverse Effect on Buyer.  Except as set forth on Schedule 5.17, Buyer holds, and is (and has been for the last three (3) years) in material compliance with, all Buyer Permits required under applicable Environmental Laws to permit the Company to operate its assets in a manner in which it is now operated and maintained and to conduct the business of the Company as currently conducted, except where the absence of, or the failure to be in material compliance with, any such permit could reasonably be expected to result in material liability to Buyer.  Except as set forth on Schedule 5.17, there are no written claims or notices of violation pending or, to the knowledge of Buyer, threatened against Buyer alleging violations of or liability under any Environmental Law, except for any such claim or notice that could reasonably be expected to result in material liability to Buyer.  This Section 5.17 provides the sole and exclusive representations and warranties of Buyer in respect of environmental matters, including any and all matters arising under Environmental Laws.

5.18                        Absence of Changes.

(a)                                 Except as set forth on Schedule 5.18, from December 31, 2017 to the date of this Agreement, there has not been any Material Adverse Effect on Buyer or any of its Subsidiaries.

(b)                                 Except as set forth on Schedule 5.18, from the date of the most recent balance sheet set forth in the Buyer Financial Statements to the date of this Agreement, each of Buyer and each of its Subsidiaries have, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

5.19                        Financial Ability; Issuance of Buyer Ordinary Shares.

(a)                                 Buyer and Merger Subs have, and will have at the Closing, such cash on hand or undrawn amounts immediately available under existing credit facilities necessary to consummate the transactions contemplated by this Agreement, including (a) paying any such cash portion of the Closing Merger Consideration at Closing, (b) effecting the repayment of the Closing Indebtedness Payoff Amount, (c) making the other payments required to be made at the Effective Time by Section 3.2(e)  and (d) paying all related fees and expenses.  Neither Buyer nor either Merger Sub has incurred any obligation, commitment, restriction or liability of any kind, and is not contemplating or aware of any obligation, commitment, restriction or liability of any kind, in either case which would reasonably be expected to impair or adversely affect such resources.

(b)                                 The issuance and delivery of Buyer Ordinary Shares in accordance with this Agreement has been duly authorized by all necessary corporate action on the part of Buyer and, when issued as contemplated hereby, such Buyer Ordinary Shares shall be duly and validly issued, fully paid and nonassessable. Buyer has validly reserved a sufficient number of authorized but unissued Buyer Ordinary Shares to pay the Closing Merger Consideration payable by Buyer under this Agreement. The Buyer Ordinary Shares, when so issued and delivered in accordance with the provisions of this Agreement, shall be free and clear of all Liens, other than those contemplated by this Agreement and any restrictions on transfer created by applicable securities Laws and will not have been issued in violation of applicable Laws or stock market rules or regulations, or any preemptive rights or rights of first refusal or similar rights.

5.20                        SEC Filings, Sarbanes-Oxley and Exchange Rules.

(a)                                 SEC Filings.  Buyer has timely filed with or furnished to, as applicable, the SEC all Buyer SEC Documents. True, correct, and (subject to any requests by Buyer for confidential treatment) complete copies of all Buyer SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC (“EDGAR”). As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Buyer SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”), and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the knowledge of Buyer, none of the Buyer SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Buyer SEC Documents. None of Buyer’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)                                 Sarbanes-Oxley And Stock Exchange Rules. Each of the principal executive officer and the principal financial officer of Buyer (or each former principal executive officer and each former principal financial officer of Buyer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Buyer SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Buyer is in compliance with all of the other applicable provisions of the Sarbanes-Oxley Act and any applicable stock exchange listing and corporate governance rules of, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Buyer.

5.21                        No Outside Reliance.  Notwithstanding anything contained in this Article V or any other provision hereof, each of Buyer and each Merger Sub acknowledges and agrees that neither the Company nor any of its Affiliates, nor any of its or their respective directors, officers, employees, stockholders, partners, members, agents or representatives, has made, or is making, any representation or warranty whatsoever, express or implied (and neither Buyer nor either Merger Sub has relied on any representation, warranty or statement of any kind by the Company or any of its Affiliates or any of their respective directors, officers, employees, stockholders, partners, members, agents or representatives), beyond those expressly given in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company.  Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Disclosure Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” or reviewed by Buyer or any of its Affiliates, agents or representatives pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Buyer or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing, except as may be expressly set forth in Article IV.

5.22                        No Additional Representations or Warranties.  Except as provided in this Article V, none of Buyer, either Merger Sub or any of their respective Affiliates, or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates, respective directors, officers, employees, stockholders, partners, members or representatives, and no such party shall be liable in respect of the accuracy or completeness of any information provided the Company or its Affiliates, directors, officers, employees, stockholders, partners, members or representatives.

ARTICLE VI.
COVENANTS OF THE COMPANY

6.1                               Conduct of Business.

(a)                                 From the date of this Agreement through the Closing, the Company shall, except as would constitute a violation of applicable Law, as set forth on Schedule 6.1, as contemplated by this Agreement or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to operate its business in the ordinary course in accordance with past practice, and will use reasonable efforts to prepare the material required to file an NDA for IV fosfomycin with the FDA.  Without limiting the generality of the foregoing, except as would constitute a violation of applicable Law, as set forth on Schedule 6.1 or as consented to by Buyer in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, except as otherwise contemplated by this Agreement:

(i)                                     (1) change or amend the Company Charter, Company Bylaws or other organizational documents of the Company, except as otherwise required by Law; or (2) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any equity securities of the Company, except for issuances contemplated on Schedule 6.1 or of shares of Company Common Stock upon the exercise of outstanding Company Options or upon the conversion of Company Series A Preferred Stock into Company Common Stock or upon the exercise of the Company Warrants;

(ii)                                  split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(iii)                                make or declare any dividend or distribution to the stockholders of the Company;

(iv)                               adopt a plan of complete or partial liquidation or dissolution, recapitalization or other reorganization;

(v)                                  split, combine or reclassify the outstanding shares of Company Capital Stock nor enter into any agreement with respect to voting of any shares of Company Capital Stock;

(vi)                               hire any new officers or, except in the ordinary course of business, any new employees or consultants;

(vii)                            create, incur or assume any Indebtedness; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or make any loans, advances or capital contributions to, or investments in, any other Person, in each case, except for Indebtedness, loans, advances, capital contributions to or investments which, individually, are not in excess of $10,000 and, in the aggregate, are not in excess of $25,000;

(viii)                         (A) modify in any material respect or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.12 or any material insurance policy required to be listed on Schedule 4.17; (B) enter into any Contract of a type that would be required to be listed on Schedule 4.12 if such Contract was in effect on the date hereof or (C) take or omit to take any action that would constitute a material violation of or material default under, or waive any material rights under, any Contract of a type required to be listed on Schedule 4.12;

(ix)                               change the nature or scope of its business being carried on as of the date of this Agreement or commence any new business not being ancillary or incidental to such business or take any action to alter its organizational or management structure;

(x)                                  materially change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP;

(xi)                              institute or settle any legal proceeding;

(xii)                            sell, assign, transfer, convey, lease, license, sublicense or otherwise dispose of any Company Intellectual Property, or any material assets or properties of Company;

(xiii)                         except as required by Law, existing Company Benefit Plans or existing Contracts, (A) grant any material severance or material termination pay which will become due and payable after the Closing Date; (B) terminate (other than for cause) the employment of any employee; (C) adopt, enter into or materially amend any Company Benefit Plan; or (D) enter into any collective bargaining agreement;

(xiv)                        acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(xv)                           make any material loans or material advances of money to any Person (other than the Company), except for advances to employees or officers of the Company for expenses incurred in the ordinary course of business;

(xvi)                        (A) make or change any material Tax election, change an annual accounting period, file any material amended Tax Return, enter into any material closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of material Taxes or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, but only to extent such action would adversely affect Buyer or the Company with respect to a Tax period (or portion thereof) beginning after the Closing Date or (B) except as required or permitted by GAAP, make any material change to any accounting principles, methods or practices;

(xvii)                     other than in the ordinary course of business, abandon, or fail to prosecute or maintain, any Company Owned Intellectual Property, or any Company Licensed Intellectual Property that the Company has the right to prosecute or maintain; or

(xviii)                  enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.1(a).

(b)                                 Nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the operations of the Company prior to the Closing.  Prior to the Closing, each of the Company and Buyer shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

(c)                                  From the date of this Agreement through the Closing, the Company shall not, without the prior written consent of Buyer, discharge or cause to be discharged any of the Company’s Indebtedness, except for the payment of interest and principal as such amounts become due under the terms of such Indebtedness in the ordinary course of business (and without regard to the transactions contemplated by this Agreement), and shall not amend or terminate or cause to be amended or terminated any Contracts in respect to such Indebtedness.

6.2                               Inspection.  Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information that is subject to attorney-client privilege or other privilege from disclosure, prior to the Closing, the Company shall afford to Buyer and its accountants, counsel and other representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Company to its properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company, and shall furnish such representatives with financial and operating data and other information concerning the affairs of the Company, in each case, as such representatives may reasonably request for the sole purpose of preparing for the operation of the business of the Company following the Closing or in connection with pursuing a firm commitment underwritten public offering of Buyer Ordinary Shares (the “Public Offering”); provided, that such investigation shall be conducted in accordance with all applicable Laws, shall only be upon reasonable notice and shall be at Buyer’s sole cost and expense.  All information obtained by Buyer, Merger Subs and their respective representatives shall be subject to the Confidentiality Agreement.  The Company shall provide (and shall cause its agents and advisors to provide) such reasonable cooperation to Buyer in connection with the Public Offering as Buyer may reasonably request, including providing all information concerning the Company or its business that Buyer (or any underwriters in the Public Offering) reasonably determines is necessary to review in due diligence in connection with the Public Offering or to include in one or more prospectuses or other offering documents in connection therewith (and consenting to the public disclosure thereof and to the filing thereof with the SEC or any other applicable Governmental Authority, subject to the Company’s reasonable request that Buyer seek any available confidential treatment thereof).

6.3                               Information Statement.  Reasonably promptly following the execution and delivery of this Agreement and the Merger Consent (and in any event within three (3) Business Days), the Company shall, in accordance with applicable Law, including Sections 228 and 262 of the DGCL and the Company Charter and the Company Bylaws, promptly send an information statement (the “Information Statement”) to each Company Stockholder that has not theretofore executed a written consent in respect of this Agreement and the transactions contemplated hereby, notifying such Company Stockholder that (i) action has been taken by less than unanimous written consent of the Company Stockholders, (ii) this Agreement was duly adopted and (iii) appraisal rights are available pursuant to Section 262 of the DGCL and the applicable

Law of any other applicable jurisdiction.  Such notice shall be in form and substance reasonably acceptable to Buyer and shall at all relevant times be in compliance with Section 262 of the DGCL and other applicable Law. The Company, acting through its Board of Directors, shall include in the Information Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the First Merger.  The Company shall ensure that the Information Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or Merger Subs furnished by the Buyer in writing for inclusion in the Information Statement).

6.4                               Termination of 401(k) Plan.  Upon the Buyer’s written request, prior to Closing, the Company shall terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code, or any successor statute, effective not later than the day immediately preceding the Closing Date.  Upon the termination of such plans, the Company shall provide the Buyer with evidence that such 401(k) plans have been terminated pursuant to resolution of the Company’s board of directors not later than the day immediately preceding the Closing Date.

6.5                               Section 280G Vote.  Prior to the Closing Date, the Company shall submit to a stockholder vote, in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and the Treasury Regulations promulgated thereunder, the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that no payment received by such “disqualified individual” shall be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code).  Such vote shall establish each disqualified individual’s right to the payment or other compensation, and the Company shall obtain any required waivers or consents from the disqualified individual prior to the vote.  In addition, the Company shall provide adequate disclosure to Company stockholders that hold voting Company Capital Stock of all material facts concerning all payments to any such disqualified individual that, but for such vote, could be deemed “parachute payments” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and Treasury Regulations promulgated thereunder.  Prior to the vote, Buyer and its counsel shall be given a reasonable right to review and comment on all documents required to be delivered to the Company stockholders in connection with such vote and any required disqualified individual waivers or consents, and the Company shall reflect all reasonable comments of Buyer thereon.  Buyer and its counsel shall be provided copies of the approval documents executed by the stockholders and the waivers executed by the disqualified individuals in connection with the vote.

ARTICLE VII.
COVENANTS OF BUYER

7.1                               Director & Officer Indemnification and Insurance.

(a)                                 For a period of six (6) years from the Effective Time, Buyer agrees that it shall indemnify and hold harmless each present and former director, officer and employee of the Company against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted in the Company’s certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement (including promptly advancing expenses as incurred to the fullest extent permitted thereunder).  Without limiting the foregoing, Buyer shall cause the Company for a period of not less than six (6) years from the Effective Time (i) to maintain provisions in its certificate of incorporation, bylaws or other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s former and current officers, directors and employees that are no less favorable to those Persons than the provisions of the certificate of incorporation, bylaws or other organizational documents of the Company, in each case, as of the date of this Agreement, and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)                                 The Company shall obtain at or prior to the Closing a prepaid, non-cancelable six-year “tail” policy containing terms not less favorable than the terms of the Company’s current directors’ and officers’ liability insurance coverage with respect to matters existing or occurring at or prior to the Effective Time (the cost of which, to the extent not paid prior to the Closing, shall be a Transaction Expense).

(c)                                  The rights of indemnification and to receive advancement of expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which any Person entitled to indemnification under this Section 7.1 (an “Indemnified Person”) may at any time be entitled.  No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise.  The assertion of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion of any other right or remedy.

(d)                                 Notwithstanding anything contained in this Agreement to the contrary, this Section 7.1 shall survive the consummation of the First Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer and the Final Surviving Corporation. In the event that Buyer or the Final Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Final Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.1.

(e)                                  Buyer shall assume, and be jointly and severally liable for, and shall cause the Final Surviving Corporation to honor, each of the covenants in this Section 7.1.

7.2                               Employment Matters.

(a)                                 From and after the Closing, Buyer shall, or shall cause the Final Surviving Corporation to, assume, honor and perform in accordance with their terms all Company Benefit Plans, including, without limitation, all employment, severance, bonus (including the Company’s 2018 Corporate Bonus Plan pursuant to the terms of Section 7.2(d) below), transaction, incentive and other compensation arrangements with any employee or independent contractor of the Company or its Subsidiaries, and references therein to the Company shall thereafter be deemed references to the Final Surviving Corporation.  Buyer hereby acknowledges and agrees that the transactions contemplated by this Agreement shall constitute a “Change in Control” or “Change of Control” for purposes of the Company Benefit Plans, including, without limitation, all employment, severance, bonus, transaction, incentive and other compensation arrangements with any employee or independent contractor of the Company or its Subsidiaries.

(b)                                 From and after the Closing until the first anniversary of the Closing Date, Buyer and its Affiliates shall provide, or shall cause the Final Surviving Corporation to provide, to each employee of the Company immediately prior to the Closing who continues in employment with Buyer and its Affiliates (including the Final Surviving Corporation) immediately following the Closing (such employees, the “Continuing Employees”), for so long as the Continuing Employee remains employed by Buyer or any of its Affiliates (including the Final Surviving Corporation) during such period, (i) a base salary or regular hourly wage, as applicable, that is not less than the base salary or regular hourly wage, as applicable, provided to such Continuing Employee immediately prior to the Closing Date, (ii) bonus or incentive opportunities that are no less favorable than the bonus or incentive opportunities provided to such Continuing Employee immediately prior to the Closing Date (provided, however, that in light of the bonus amount due to Continuing Employees upon a Corporate Transaction under the Company’s 2018 Corporate Bonus Plan, there shall be no requirement that Buyer or its Affiliates cause the Final Surviving Corporation to provide any Continuing Employee with any further bonus or incentive opportunity for the 2018 fiscal year) and (iii) employee and fringe benefits (including, health, welfare, retirement and severance benefits) that are at least as favorable, in the aggregate, as those provided to such Continuing Employee immediately prior to the Closing.

(c)                                  Effective as of the Closing and while each Continuing Employee remains employed by Final Surviving Corporation, Buyer or an Affiliate of Buyer, Buyer and its Affiliates shall recognize, or shall cause the Final Surviving Corporation to recognize, to the same extent recognized by the Company prior to the Closing, each Continuing Employee’s employment or service with the Company (including any current or former Affiliate of the Company or any predecessor of the Company) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Final Surviving Corporation, Buyer or an Affiliate of Buyer, including vacation plans or arrangements, retirement plans and any severance or welfare plans (but not for purposes of benefit accrual under any employee benefits plan of Buyer or its Affiliates that is a defined benefit pension plan), except to the extent such recognition would result in a duplication of benefits.  In addition, and without limiting the generality of the foregoing, effective as of the Closing and thereafter while each Continuing Employee remains employed by Final Surviving Corporation, Buyer or an Affiliate of Buyer, Buyer and its Affiliates shall, or shall cause the Final Surviving Corporation to use commercially reasonable efforts to, (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Final Surviving Corporation, Buyer or an Affiliate of Buyer to be waived with respect to Continuing Employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Company Benefit Plan in which such Continuing Employee participated immediately before the Closing, and (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Company prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Final Surviving Corporation, Buyer or an Affiliate of Buyer, as if such amounts had been paid in accordance with such plan.

(d)                                 To the extent such amounts are not paid by Company prior to the Closing, immediately following the Closing, Buyer shall, or shall cause the Final Surviving Corporation to, pay the bonus amounts set forth on Schedule 7.2(d) pursuant to the “Corporate Transaction Provisions” of the Company’s 2018 Corporate Bonus Plan (triggered by the Merger) to each of the Company’s employees who were employed by the Company as of immediately prior to the Closing, which payments shall be paid in cash in accordance with the terms of the Company’s 2018 Corporate Bonus Plan (the “2018 Company Bonus Payments”).

(e)                                  The Company and Buyer acknowledge and agree that all provisions contained in this Section 7.2 are included for the sole benefit of Buyer and the Company, and that nothing in this Agreement, whether express or implied (i) shall be treated as an amendment or other modification of any Company Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Buyer, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any other Person who is not a party to this Agreement (including any equity holder, any current or former director, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

7.3                               Retention of Books and Records.  Buyer shall cause the Final Surviving Corporation to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Company in existence at the Closing that are required to be retained under current retention policies for at least a period of seven (7) years from the Closing Date or, if longer, until the last Milestone Payment has been made, and to make the same available after the Closing for inspection and copying by the Stockholder Representative or its representatives at the Stockholder Representative’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice.

7.4                               Contact with Customers and Suppliers.  Until the Closing Date, Buyer shall not, and shall cause its representatives not to, contact or communicate with the employees, collaborators, suppliers, distributors or licensors of the Company or any other Persons having a business relationship with the Company, concerning the transactions contemplated hereby without the prior written consent of the Company.

7.5                               Registration Rights.

(a)                                 Registration Procedures and Expenses.  Buyer will file with the SEC, within thirty (30) days following the delivery of any Buyer Ordinary Shares in respect of any Milestone Payment, a registration statement on Form S-1, Form S-3 or other applicable form available to Buyer (the “Registration Statement”) covering the resale to the public of all Buyer Ordinary Shares issued or to be issued to the Pre-Closing Holders pursuant to any Milestone Payment paid in Buyer Ordinary Shares under this Agreement  (the “Registrable Securities”). Buyer shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable.  Within thirty (30) days of any subsequent issuance by Buyer of Buyer Ordinary Shares to the Pre-Closing Holders pursuant to the terms of this Agreement, Buyer will amend such Registration Statement (or, if applicable, file a new Registration Statement) covering the resale to the public of all such additional Buyer Ordinary Shares issued pursuant to this Agreement.  Notwithstanding the foregoing sentences of this Section 7.5(a), Buyer may postpone the filing or the effectiveness of a Registration Statement or of a supplement or amendment thereto or suspend the use of an effective Registration Statement if and to the extent the Board of Directors of Buyer determines in good faith that such Registration Statement would (i) reasonably be expected to materially impede, delay, interfere with or otherwise have a material adverse effect on any material acquisition of assets (other than in the ordinary course of business), merger, consolidation, tender offer, financing or any other material business transaction by Buyer or (ii) require disclosure of information that has not been, and is otherwise not required to be, disclosed to the public, the premature disclosure of which Buyer, after consultation with outside counsel to Buyer, believes would materially and adversely affect Buyer; provided, however, that Buyer may not invoke this right more than twice, or for an aggregate period of more than 120 days, in any twelve (12) month period.

(b)                                 Indemnification.  Buyer agrees to indemnify and hold harmless each Pre-Closing Holder whose Buyer Ordinary Shares issued hereunder are included in the Registration Statement against any losses, claims, damages, expenses or liabilities to which such Pre-Closing Holder may become subject by reason of any untrue statement of a material fact contained in the Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to Buyer by or on behalf of a Pre-Closing Holder for use in the Registration Statement. Buyer shall have the right to assume the defense and settlement of any claim or suit for which Buyer may be responsible for indemnification under this Section.

7.6                               Conduct of Business of Buyer.  From the date of this Agreement through the Closing, Buyer shall, except as would constitute a violation of applicable Law, as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to operate its business in the ordinary course in accordance with past practice.

7.7                               Stock Exchange Listing.  Buyer shall use its reasonable best efforts to cause the Buyer Ordinary Shares to be issued pursuant to this Agreement to be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance, no later than the date of effectiveness of the Registration Statement.

7.8                               Shareholder Approval.  Buyer shall use commercially reasonable efforts to obtain Shareholder Approval.  In furtherance (and without limitation) of the foregoing,  the Buyer will hold a meeting of shareholders no later than December 31, 2018 at which a proposal for obtaining Shareholder Approval shall be considered, with, subject to compliance with its fiduciary duties, the recommendation of Buyer’s Board of Directors that such proposal be approved, and Buyer shall solicit proxies from its shareholders in connection therewith in the same manner as any other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in accordance with the recommendation of Buyer’s Board of Directors.

ARTICLE VIII.
JOINT COVENANTS

8.1                               Support of Transaction.  Without limiting any covenant contained in Article VI or Article VII, Buyer and the Company shall each, and Buyer shall cause its Subsidiaries to use commercially reasonable efforts to: (a) assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby, (b)  obtain all material consents and approvals of third parties that any of Buyer, the Company or their respective Affiliates are required to obtain in order to consummate the First Merger, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable (but in any event prior to the Outside Date).

8.2                               Stockholder Approval.  Within two (2) Business Days after the execution and delivery of this Agreement, the Company shall, in accordance with the DGCL, the Company Charter and the Company Bylaws, obtain and deliver to Buyer a true, correct and complete copy of an irrevocable written consent of holders of (a) at least a majority of the issued and outstanding shares of Company Capital Stock and (b) at least a majority of the issued and outstanding shares of Company Series A Preferred Stock, to adopt this Agreement and approve the First Merger and the other transactions contemplated hereby (the “Merger Consent”).  Immediately following the execution and delivery of this Agreement, Buyer, as sole stockholder of Merger Subs, shall adopt this Agreement and approve each Merger and the related transactions contemplated hereby in accordance with the DGCL and each Merger Sub’s certificate of incorporation and bylaws.

8.3                               Further Assurances.  Each party hereto agrees that, from time to time after the Closing Date, it will execute and deliver, or cause its Affiliates to execute and deliver, such further instruments, and take (or cause its Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement.

8.4                               Tax Matters.

(a)                                 With respect to Tax Returns required to be filed by, on behalf of or with respect to, the Company, the Company shall prepare or cause to be prepared, in a manner consistent with past practice, and timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all such Tax Returns that are required to be filed on or prior to the Closing Date, and the Company shall pay or cause to be paid any Taxes due in respect of such Tax Returns.  Buyer shall prepare or cause to be prepared, in a manner consistent with past practice (unless otherwise required by Law), and file or cause to be filed when due (taking into account all extensions properly obtained) all Tax Returns that relate to any Tax period ending on or before the Closing Date but that are required to be filed after the Closing Date and all Tax Returns that are required to be filed by or with respect to the Company for a Straddle Period; provided, that Buyer shall in the case of any such Tax Returns (i) provide any such Tax Returns to the Stockholder Representative for review and approval, which approval shall not be unreasonably withheld, no less than thirty (30) days prior to the due date (taking into account all extensions properly obtained) for timely filing of any such income Tax Returns, or if such Tax Return is not an income Tax Return, as promptly as practical prior to the due date (taking into account all extensions properly obtained) for timely filing of such Tax Return, and (ii) consider in good faith revisions to such income and other material Tax Returns as are reasonably requested by the Stockholder Representative.

(b)                                 In the case of any Straddle Period, the portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (i) in the case of Property Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date.

(c)                                  Buyer shall not, and shall not permit or cause the Company or any of Buyer’s Affiliates to, (i) file or amend (or cause to be filed or amended) any Tax Return of the Company for any Pre-Closing Tax Period (including any Tax Returns required to be filed by Buyer as described in Section 8.4(a)), (ii) extend or waive the applicable statute of limitations for the assessment of any Tax or deficiency relating to any Pre-Closing Tax

Period, (iii) make (or cause to be made) or change (or cause to be changed) any Tax election or accounting method that has retroactive effect to any Pre-Closing Tax Period or (iv) engage in any voluntary disclosures or discussions with any Tax Authority in respect of the Company for any Pre-Closing Tax Period that would reasonably be expected to result in any Tax liability for which any Buyer Indemnified Party may be indemnified pursuant to this Agreement, in each case without the prior written consent of the Stockholder Representative, which consent shall not be unreasonably withheld.  For purposes of this Agreement, any Taxes attributable to any transaction that Buyer causes the Company to engage in after the Closing on the Closing Date that is both outside the ordinary course of business and not contemplated by this Agreement shall be allocated to the Tax period beginning after the Closing Date.

(d)                                 The Pre-Closing Holders shall be entitled to any refund of Taxes (including any interest paid thereon by the applicable Governmental Authority) for any Pre-Closing Tax Period to the extent such Taxes were paid by the Company prior to the Closing which refund is actually received by Buyer or its Affiliates after the Closing, in each case except for any refund (i) that results from the carry back of any Tax credit or attribute from any Tax period beginning after the Closing Date or (ii) that was included in Closing Date Net Working Capital.  Buyer shall pay, or cause to be paid, to the Stockholder Representative for payment to the Pre-Closing Holders in accordance with the Payment Spreadsheet any amount to which the Pre-Closing Holders are entitled pursuant to the prior sentence within ten (10) Business Days of the receipt of the applicable refund by Buyer or its Affiliates net of any reasonable costs to Buyer or its Affiliates attributable to obtaining and the receipt of such refund.  To the extent requested by the Stockholder Representative, Buyer will reasonably cooperate with the Stockholder Representative (at the Pre-Closing Holders’ expense) in obtaining such refund, including through the filing of amended Tax Returns for periods ending before or on the Closing Date or refund claims.  To the extent such refund is subsequently disallowed or required to be returned to the applicable Governmental Authority, the Pre-Closing Holders shall repay the amount of such refund, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Buyer within ten (10) Business Days of such refund being disallowed or required to be returned to the applicable Governmental Authority.

(e)                                  Each of the parties hereto shall, and shall cause its Affiliates to, provide to the other parties such cooperation, documentation and information relating to the Company or its assets as such parties may reasonably request and that is reasonably necessary in (A) filing any Tax Return, amended Tax Return or claim for refund, (B) determining a liability for Taxes or a right to refund of Taxes, (C) making any Tax election, or (D) prosecuting or defending any audit, examination, contest, litigation, or other proceeding relating to any Tax.  In this regard, the parties hereto shall retain (or cause to be retained) all books and records with respect to Tax matters of the Company which are or may be pertinent to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations.  Notwithstanding anything to the contrary in this Agreement, the Stockholder Representative shall have no right to review or obtain information with respect to any combined or consolidated Tax Return of Buyer except to the extent the relevant information relates solely to the Company.

(f)                                   If, subsequent to the Closing, Buyer or the Final Surviving Corporation receives notice of any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes of the Company for a Pre-Closing Tax Period which could reasonably be expected to result in any Tax liability for which any Buyer Indemnified Party may be indemnified pursuant to this Agreement (a “Tax Contest”), then within fifteen (15) days after receipt of such notice, Buyer shall notify the Stockholder Representative of such notice, provided, however, that failure to notify the Stockholder Representative will not relieve the Pre-Closing Holders of any liability they may have to the Buyer Indemnified Parties, except to the extent the defense of such Tax Contest is prejudiced by Buyer’s failure to give such notice.  Buyer shall have the right to control the conduct and resolution of any Tax Contest; provided, however, that the Buyer shall keep the Stockholder Representative (who may participate in such Tax Contest at its own expense) reasonably informed of the progress of such Tax Contest and shall not effect any settlement or compromise of such Tax Contest without obtaining the Stockholder Representative’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.  In the event of any conflict between the provisions of this Section 8.4 and Section 11.3 with respect to Tax Contests, the provisions of this Section 8.4 shall control.

(g)                                  Transfer Taxes shall be borne one-half by Buyer and one-half by the Pre-Closing Holders.  Buyer will timely file all Tax Returns and other documentation necessary with respect to all Transfer Taxes and, to the extent required by applicable Law, the parties hereto will cooperate in the execution of such Tax Returns and other documentation.

(h)                                 For United States federal income tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to not be subject to Section 367(a)(1) of the Code (the “Intended Tax Treatment”).  The parties adopt this Agreement as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Section 1.368-2(g) of the Treasury Regulations.  Each of the parties shall use its reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. None of the parties shall (and each of the parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The parties shall consider in good faith such amendments to this Agreement as may be reasonably required to cause the Merger to qualify for the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment). The parties shall not file any U.S. federal, state or local Tax Return in a manner that is inconsistent with the Intended Tax Treatment of the Merger unless otherwise required by applicable Law.

8.5                               Private Placement.  Each of the Company and Buyer shall take all reasonably necessary action on its part such that the issuance of Buyer Ordinary Shares pursuant to this Agreement constitutes a transaction exempt from registration under the Securities Act in compliance with Rule 506 of Regulation D promulgated thereunder. Without limiting the generality of the foregoing, prior to the Closing Date the Company shall (a) provide each Company Stockholder with an investor questionnaire in a form reasonably acceptable to Buyer and (b) provide each Company Stockholder with either the Support Agreement or, to the extent such Company Stockholder is not a party to the Support Agreement, an Investment Agreement in the form attached hereto as Annex D.

ARTICLE IX.
CONDITIONS TO OBLIGATIONS

9.1                               Conditions to the Obligations of Buyer, Merger Subs and the Company.  The obligations of Buyer, Merger Subs and the Company to consummate, or cause to be consummated, the First Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)                                 No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which prohibits, restrains, enjoins or makes illegal the consummation of the First Merger, and there shall not be any threatened, instituted or pending action by a Governmental Authority seeking to prohibit, restrain or enjoin the consummation of the First Merger or other transactions under this Agreement.

(b)                                 The Merger Consent shall have been validly obtained.

9.2                               Conditions to the Obligations of Buyer and Merger Subs. The obligations of Buyer and Merger Subs to consummate, or cause to be consummated, the First Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Buyer and Merger Subs:

(a)                                 Each of the Fundamental Representations of the Company shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for any changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement; and each of the other representations and warranties of the Company contained in Article IV, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for (i) any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect on the Company and (ii) any changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement.

(b)                                 Each of the covenants of the Company to be performed at or prior to the Closing shall have been performed in all material respects.

(c)                                  The Company shall have delivered to Buyer a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled (the “Closing Certificate”).

(d)                                 Since the date of this Agreement, there shall have not have occurred a Material Adverse Effect on the Company.

(e)                                  The aggregate number of shares of Company Capital Stock held by Cash-Out Holders shall not exceed fifteen percent (15%) of the number of outstanding shares of Company Capital Stock as of the Effective Time (calculated after giving effect to the conversion into shares of Company Common Stock of all outstanding shares of Company Series A Preferred Stock, Company Options and Company Warrants) and there shall be no more than 35 Pre-Closing Holders that are not Accredited Investors.

(f)                                   The aggregate number of (i) Dissenting Shares shall not exceed five percent (5%) and (ii) Dissenting Shares, together with shares of Company Capital Stock eligible to become Dissenting Shares, shall not exceed fifteen percent (15%), in each case, of the number of outstanding shares of Company Capital Stock as of the Effective Time (calculated after giving effect to the conversion into shares of Company Common Stock of all outstanding shares of Company Series A Preferred Stock, Company Options and Company Warrants).

(g)                                  The Estimated Closing Cash Amount shall be equal to or greater than the sum of (i) the Estimated Closing Indebtedness Amount and (ii) the Estimated Excess Transaction Expenses, in each case as reflected on the estimated Closing Balance Sheet delivered pursuant to Section 3.3.

(h)                                 The Company shall have delivered to Buyer a certificate in accordance with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3).

9.3                               Conditions to the Obligations of the Company.  The obligations of the Company to consummate, or cause to be consummated, the First Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)                                 Each of the Fundamental Representations of Buyer and Merger Subs (other than Section 5.6) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for any changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement; the representations and warranties of Buyer in Section 5.6 (Capitalization of Buyer) shall be true and correct (other than for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made anew at and as of that date (provided that to the extent any representations and warranties in Section 5.6 are made as of a specified date, such representations and warranties shall be true and correct (other than for de minimis inaccuracies) only as of such specified date); and each of the other representations and warranties of Buyer and Merger Subs contained in Article V, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date, as if made anew at and as of that date, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for (i) any inaccuracy or omission that would not reasonably be expected to have a Material Adverse Effect on Buyer and (ii) any changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement.

(b)                                 Each of the covenants of Buyer and Merger Subs to be performed at or prior to the Closing shall have been performed in all material respects.

(c)                                  Buyer shall have delivered to the Company a certificate signed by an officer of Buyer, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled (the “Buyer Closing Certificate”).

9.4                               Waiver of Conditions; Frustration of Conditions.  All conditions to the Closing shall be deemed to have been satisfied or waived following the Effective Time. None of the Company, Buyer or Merger Subs may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by the failure of the Company, on the one hand, or Buyer or Merger Subs, on the other hand, respectively, to (i) use reasonable best efforts to consummate the First Merger and the other transactions contemplated hereby and (ii) otherwise comply with its obligations under this Agreement.

ARTICLE X.
TERMINATION/EFFECTIVENESS

10.1                        Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)                                 by duly authorized mutual written consent of Buyer and the Company;

(b)                                 by written notice to the Company from Buyer if:

(i)                                     there is any material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing, except that, if such breach is curable by the Company through the exercise of such commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Buyer of such breach, but only as long as the Company continues to use commercially reasonable efforts to cure such breach (the “Company Cure Period”), such termination shall not be effective and the Outside Date shall be automatically extended until the end of the Company Cure Period, and such termination shall become effective only if such breach is not cured within the Company Cure Period;

(ii)                                  the Closing has not occurred on or before November 30, 2018 (subject to extension as set forth in this Article X, the “Outside Date”), unless Buyer’s or Merger Subs’ breach is the primary reason for the Closing not occurring on or before such date; or

(iii)                               the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; or

(iv)                              if the Merger Consent shall not have been obtained prior to 5:00 p.m., New York time, on the second (2nd) Business Day immediately following the date of this Agreement.

(c)                                  by written notice to Buyer from the Company if:

(i)                                     (A) there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer or Merger Subs set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing, except that, if any such breach is curable by Buyer through the exercise of commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by Buyer of notice from the Company of such breach, but only as long as Buyer continues to exercise such commercially reasonable efforts to cure such breach (the “Buyer Cure Period”), such termination shall not be effective and the Outside Date shall automatically be extended until the end of the Buyer Cure Period, and such termination shall become effective only if such breach is not cured within the Buyer Cure Period, or (B) (1) all of the conditions set forth in Sections 9.1 and 9.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 2.3, and (2) Buyer or Merger Subs has failed to consummate the transactions contemplated by this Agreement within three (3) Business Days following the date the Closing should have occurred pursuant to Section 2.3;

(ii)                                  the Closing has not occurred on or before the Outside Date, unless the Company’s breach is the primary reason for the Closing not occurring on or before such date; or

(iii)                               the consummation of any of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction.

10.2                        Effect of Termination.  Except as otherwise set forth in this Section 10.2, in the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of the Company, Buyer or Merger Subs, as the case may be, for any intentional and willful breach of this Agreement occurring prior to such termination; provided, however, that a failure of Buyer or Merger Subs to consummate the First Merger, or take any other action, in breach of this Agreement shall be deemed to be intentional and willful whether or not Buyer and Merger Subs had sufficient funds available to consummate the First Merger or take such action.  The provisions of this Section 10.2, Article XI and Article XII, and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI.
INDEMNIFICATION

11.1                        Survival of Representations, Warranties and Covenants.  Each representation warranty, covenant and obligation contained herein and any certificate related to any such representation, warranty, covenant or obligation will survive the Closing and continue in full force and effect for twelve (12) months after the Closing Date (the “Survival Expiration Date”); provided, however, that any covenant contained in this Agreement that, by its terms, provides for performance following the Closing shall survive for the period provided in such covenant, if any, or until such covenant is performed and that each Fundamental Representation shall survive for a period of six (6) years after the Closing Date.  No claim for indemnification for breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement (other than any covenant (excluding this Article XI) that provides for performance following the Closing) may be asserted pursuant to this Agreement unless on or before the Survival Expiration Date, such claim is asserted by written notice in accordance with this Article XI, and if such a notice is given, the Survival Expiration Date with respect to such claim shall continue until the claim is fully and finally resolved.

11.2                        Indemnification.

(a)                                             Subject to Section 11.4, from and after the Closing, the Pre-Closing Holders, severally (and not jointly) in accordance with their respective Pro Rata Shares, shall defend, indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, the Company, the Final Surviving Corporation and the Subsidiaries) and its and their respective officers, directors, employees, shareholders, agents and representatives (collectively, the “Buyer Indemnified Parties”) and will compensate and reimburse the Buyer Indemnified Parties for, any and all Losses incurred or suffered by any Buyer Indemnified Party (regardless of whether such Losses relate to any Third-Party Claim) resulting from, relating to or constituting: (i) any breach of any representation or warranty the Company has made in Article IV of this Agreement or in the Closing Certificate; (ii) any breach by the Company of any covenant or agreement of the Company in this Agreement that, by its terms, provides for performance by the Company prior to the Closing (other than Section 6.2 or 8.1); (iii) any Closing Indebtedness and any Excess Transaction Expenses, in each case to the extent in excess of the amounts included in the calculation of the Adjustment Amount; (iv) any inaccuracy in the Payment Spreadsheet, as in effect from time to time; (v) any failure of any Company Stockholder to have good, valid and marketable title to the issued and outstanding shares of Company Capital Stock issued in the name of such Company Stockholder, free and clear of all Liens; (vi) any untrue statement of a material fact contained in the Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading to the extent such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished by the Pre-Closing Holders to Buyer for use in the Registration Statement and (vii) the following Taxes: (A) any Taxes for any taxable period (or portion thereof) ending on or before the Closing Date due and payable by the Company; (B) any Taxes for which the Company has any liability under Treasury Regulation Section 1.1502-6 or under any comparable or similar provision of state, local or foreign Laws as a result of being a member of an affiliated, consolidated, combined, unitary or similar group on or prior to the Closing Date; (C) any Taxes for which the Company has any liability as a transferee or successor, pursuant to any contractual obligation or otherwise, which Tax is attributable to the operations of the Company on or prior to the Closing Date or an event or transaction occurring before the Closing; and (D) any Transfer Taxes that are the responsibility of the Pre-Closing Holders pursuant to Section 8.4(g).

(b)                                             Subject to Section 11.4, from and after the Closing, Buyer shall defend, indemnify and hold harmless the Stockholder Representative and the Pre-Closing Holders (collectively, the “Seller Indemnified Parties”) and will compensate and reimburse the Seller Indemnified Parties for any and all Losses incurred or suffered by any Seller Indemnified Party (regardless of whether such Losses relate to any Third-Party Claim) resulting from, relating to or constituting: (i) any breach of any representation or warranty Buyer or Merger Subs has made in this Agreement or in the Buyer Closing Certificate or (ii) any breach by (A) Buyer or Merger Subs of any covenant or agreement of Buyer or Merger Subs in this Agreement or (B) the Company of any covenant or agreement of the Company in this Agreement that, by its terms, provides for performance by the Company after the Closing.

(c)                                              The amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it.

11.3                        Indemnification Claim Procedures.

(a)                                             If any Action is commenced or threatened by a third party that may give rise to a claim for indemnification (an “Third-Party Claim”) by any Person entitled to indemnification under this Agreement (each, an “Indemnified Party”), then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the Action, (B) including a copy of all papers served with respect to such Action, (C) including the Indemnified Party’s good faith estimate of the amount of Losses that may arise from such Action, and (D) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement.  Failure to notify the Indemnitor in accordance with this Section 11.3(a) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such Action is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such Third-Party Claim in accordance with this Section 11.3(a) prior to the Survival Expiration Date.

(b)                                             An Indemnitor may elect at any time to assume and thereafter conduct the defense of any Action subject to any such Third-Party Claim with counsel of the Indemnitor’s choice and each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnitor (including the making of any related claims, counterclaim or cross complaint against any Person in connection with the Action) and the settlement of such Action by the Indemnitor; provided further, that (i) the Stockholder Representative may only assume control of such defense if (A) the maximum amount of Losses related to such Third-Party Claim, taken together with the estimated costs of defense thereof and the Claimed Amount with respect to any unresolved claims for indemnification then pending, is less than or equal to the current market value of the available Holdback Shares (calculated based on the volume weighted average price of a Buyer Ordinary Share over the twenty (20) trading-day period ending three (3) trading days prior to the date of such determination, as reported by Bloomberg), and (B) it acknowledges in writing to the Buyer on behalf of all of the Pre-Closing Holders that any damages, fines, costs or other liabilities that may be assessed against the Buyer in connection with such Third Party Claim constitute Losses for which the Buyer shall be indemnified pursuant to this Article XI, and (ii) the Stockholder Representative may not assume control of (but may participate in, at its sole cost and expense) the defense of any Third-Party Claim involving Taxes, any Governmental Authority or criminal liability or in which equitable relief is sought against the Buyer or any of its subsidiaries; provided, further that the Indemnitor will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Action without the Indemnified Party’s prior written approval (which must not be unreasonably withheld or delayed), unless the terms of such settlement provide for a complete release of the claims that are the subject of such Action in favor of the Indemnified Party.  If the Indemnified Party gives an Indemnitor notice of a Third-Party Claim and either (A) the Indemnitor does not, within sixty (60) days after such notice is given, (i) give notice to the Indemnified Party of its election to assume the defense of the Action or Actions subject to such Third-Party Claim and (ii) thereafter promptly assume such defense, (B) the Stockholder Representative is the Indemnitor and the Indemnitor’s reasonable assessment of the likely maximum amount of Losses related to such Action is greater than the current market value (calculated based on the volume weighted average price of a Buyer Ordinary Share over the twenty (20) trading-day period ending three (3) trading days prior to the date of such determination, as reported by Bloomberg) of the available Holdback Shares and not otherwise subject to a claim for indemnification under this Article XI or (C) the Indemnitor does not otherwise have the right to assume defense of such Third-Party Claim under the terms of this Article XI, then the Indemnified Party may conduct the defense of such Action; provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Action or Actions without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld).

(c)                                              In circumstances where the Indemnitor assumes the defense of a Third-Party Claim in accordance with Section 11.3(b), the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ separate counsel of its choice for such purpose, in which case the fees and expenses of such separate counsel shall be borne by such Indemnified Party.

(d)                                             If any Indemnified Party becomes aware of any circumstances that may give rise to claim for indemnification for any matter not involving a Third-Party Claim, then such Indemnified Party shall promptly (i) notify the Indemnitor and (ii) deliver to the Indemnitor a written notice (A) describing in reasonable detail the nature of the circumstances giving rise to such claim, (B) including the Indemnified Party’s good faith estimate of the amount of Losses that may arise from such circumstances, and (C) describing in reasonable detail the basis for the Indemnified Party’s request for indemnification under this Agreement.  Failure to notify the Indemnitor in accordance with this Section 11.3(d) will not relieve the Indemnitor of any liability that it may have to the Indemnified Party, except to the extent (1) the defense of such claim is prejudiced by the Indemnified Party’s failure to give such notice or (2) the Indemnified Party fails to notify the Indemnitor of such claim in accordance with this Section 11.3(d) prior to the Survival Expiration Date. If the Indemnitor disputes its indemnity obligations for any Losses with respect to any such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 13.14.

(e)                                              At the reasonable request of the Indemnitor, each Indemnified Party shall grant the Indemnitor and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable claim for indemnification relates. All such access shall be granted during normal business hours and shall be granted under the conditions which shall not unreasonably interfere with the business and operations of such Indemnified Party.

11.4                        Limitations on Indemnification Liability.  Notwithstanding any provision of this Agreement to the contrary, any claims an Indemnified Party makes under this Article XI will be limited as follows:

(a)                                             Indemnification Cap. Claims for indemnification under Section 11.2(a) and Section 11.2(b) shall, if applicable, be subject to the limitations set forth in this Section 11.4, and then, with respect to claims under Section 11.2(a), such claims for indemnification shall be satisfied (i) first, from the Holdback Shares, for as long as Holdback Shares remain available to cover the Buyer Indemnified Parties’ indemnifiable Losses and (ii) thereafter, solely for claims in respect of (A) any Fundamental Representations, (B) in cases of fraud or (C) under clauses (ii) through (vi) of Section 11.2(a), from Buyer’s right of set-off (if then available) in accordance with Section 11.5. Recovery (1) from the Holdback Shares shall serve as the sole and exclusive source of indemnification from which the Buyer Indemnified Parties may collect Losses for which they are entitled to indemnification from the Pre-Closing Holders under Section 11.2(a)(i) (other than for breaches of Fundamental Representations), and (2) from the Holdback Shares and from Buyer’s right of set-off under Section 11.5 shall serve as the sole and exclusive source of indemnification from which the Buyer Indemnified Parties may collect Losses for which they are entitled to indemnification from the Pre-Closing Holders in respect of any Fundamental Representations under Section 11.2(a)(i), in cases of fraud and under clauses (ii) through (vi) of Section 11.2(a). The aggregate liability of any Pre-Closing Holder under Section 11.2(a) shall not exceed the aggregate amount of Final Merger Consideration paid or becomes due and payable to such Pre-Closing Holder under this Agreement. The aggregate liability of the Buyer (x) under Section 11.2(b)(i), other than for breaches of Fundamental Representations, shall not exceed a cash amount equal to the number of Holdback Shares multiplied by the Buyer Share Price, and (y) under Section 11.2(b) shall not exceed the Final Merger Consideration that is paid or becomes due and payable under this Agreement.

(b)                                             Claims Basket. The Buyer Indemnified Parties shall not be entitled to indemnification pursuant to Section 11.2(a)(i) (except for claims based on fraud, intentional or knowing misrepresentation or willful breach, and except for claims for breaches of Fundamental Representations) unless and until the aggregate amount of all Losses incurred by the Buyer Indemnified Parties for which the Buyer Indemnified Parties are entitled to indemnification pursuant to this Article XI  exceeds a dollar amount equal to the product of (A) three quarters of one percent (0.75%) multiplied by (B) the Base Shares multiplied by (C) the Buyer Share Price

(the “Basket Amount”), and the Buyer Indemnified Parties shall only be entitled to indemnification for such Losses to the extent such Losses exceed the Basket Amount.  The Seller Indemnified Parties shall not be entitled to indemnification pursuant to this Article XI unless and until the aggregate amount of all Losses incurred by the Seller Indemnified Parties for which the Seller Indemnified Parties are entitled to indemnification pursuant to this Article XI exceeds the Basket Amount, and the Seller Indemnified Parties shall only be entitled to indemnification for such Losses to the extent such Losses exceed the Basket Amount.

(c)                                              Losses Net of Insurance Proceeds, Tax Benefits and Other Third-Party Recoveries.  All Losses for which any Indemnified Party would otherwise be entitled to indemnification under this Article XI shall be reduced by the amount of insurance proceeds to which any Indemnified Party actually received in respect of any Losses incurred by such Indemnified Party (net of all costs of collection and increases in insurance premiums).  The amount of Losses recoverable by an Indemnified Party under this Article XI with respect to an indemnity claim shall be reduced by the amount of any tax savings actually realized by such Indemnified Party, or any Affiliate thereof, for the tax year in which such Losses are incurred and all prior tax years, which are clearly attributable to the Losses to which such indemnity claim relates, net of (i) all costs or expenses incurred by the Indemnified Party in connection with realizing such amount, (ii) any increased tax liability which may result from the receipt of the indemnity payment relating to such Losses and (iii) any reduction in or offset to any other tax savings or benefit otherwise available to such Indemnified Party or any Affiliate thereof.  In the event that any insurance or other recovery is made by any Buyer Indemnified Party with respect to any Loss for which such Buyer Indemnified Party has been indemnified hereunder, then a refund equal to the aggregate amount of the insurance or other recovery shall be made promptly by such Buyer Indemnified Party to the Exchange Agent for distribution to the Pre-Closing Holders (provided, that amounts payable in respect of Company Options shall be paid to the Final Surviving Corporation for payment through its payroll system) in accordance with such Pre-Closing Holders’ Pro Rata Share of such amount.

(d)                                             Assignment of Claims.  If any Indemnified Party receives any indemnification payment pursuant to this Article XI, at the election of the Indemnitor, such Indemnified Party shall assign to the Indemnitor all of its claims for recovery against third Persons as to such Losses, whether by insurance coverage, contribution claims, subrogation or otherwise.

(e)                                              Consequential, Punitive and Certain Other Damages. Notwithstanding anything to the contrary contained herein, with respect to indemnification pursuant to Section 11.2 (other than claims based on fraud, intentional or knowing misrepresentation or willful breach), no Losses shall be recoverable under this Article XI that constitute punitive, consequential, incidental, indirect or special damages or lost profits, unless such Losses (i) are required to be paid to a third party pursuant to a Third-Party Claim for which the Indemnified Parties were entitled to indemnification pursuant to this Article XI and such claim for indemnification was actually made or (ii) except for punitive damages, were reasonably foreseeable as of the date hereof and result proximately from the breach giving rise to such Losses.

(f)                                               No Duplicate Claims.  In the event a Buyer Indemnified Party or Seller Indemnified Party, as the case may be, recovers Losses in respect of a claim for indemnification, no other Buyer

Indemnified Party or Seller Indemnified Party, as applicable, may recover the same Losses in respect of a claim for indemnification under this Agreement.

(g)                                  Materiality Qualifications.  Notwithstanding anything to the contrary in this Agreement, for purposes of determining the amount of Losses for which any Buyer Indemnified Party may be entitled to indemnification under this Article XI (but not in determining the existence of a breach of any representation or warranty), each such representation or warranty shall be deemed to have been made without any qualifications or limitations as to materiality (including any qualifications or limitations made by reference to a Material Adverse Effect).

11.5                        Set Off.  Notwithstanding anything to the contrary in this Agreement, with respect to any claim for indemnification in respect of (A) any Fundamental Representations pursuant to Section 11.2(a)(i), (B) in cases of fraud and (C) under clauses (ii) through (vi) of Section 11.2(a), and only to the extent that the Holdback Shares are no longer available to satisfy such claims, Buyer shall have the right, but not the obligation, to set off, in whole or in part, against any Milestone Payment that becomes due and payable (but not to the extent previously paid) any amounts owed or claimed in good faith to be owed by any Pre-Closing Holder to any Buyer Indemnified Party pursuant to this Agreement or any other agreement delivered in connection herewith.  Any Buyer Ordinary Share that becomes subject to such set-off right shall be valued in accordance with Section 3.10(g).

11.6                        Holdback Shares.  Buyer may reduce the number of Buyer Ordinary Shares constituting the Holdback Shares to account for any Losses indemnifiable pursuant to this Article XI accrued and finally determined prior to the time Buyer is otherwise required to deliver such Holdback Shares pursuant Section 11.8. Each Buyer Ordinary Share held as a Holdback Share shall be deemed to have a value equal to the volume weighted average price of a Buyer Ordinary Share over the twenty (20) trading-day period ending three (3) trading days prior to the date of release or retention by Buyer of such shares, as reported by Bloomberg.

11.7                        Indemnification Sole and Exclusive Remedy.  Except with respect to claims based on fraud and claims for specific performance of covenants, following the Closing, indemnification pursuant to this Article XI shall be the sole and exclusive remedy of the parties and any parties claiming by or through any party (including the Indemnified Parties) related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and none of Buyer, Merger Subs, the Company, the Stockholder Representative or any Pre-Closing Holder shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise; provided that no provision of this sentence shall operate as a release of any Pre-Closing Holder from any claim against or liability of such Pre-Closing Holder under any Contract delivered by such Pre-Closing Holder to Buyer or any Merger Sub in connection with this Agreement or the transactions contemplated hereby.

11.8                        Issuance of Holdback Shares.  The Buyer Ordinary Shares constituting Holdback Shares (to the extent so remaining) shall be issued to the Company Stockholders in accordance with the Payment Spreadsheet on the first Business Day following the first anniversary of the Closing Date (the “Holdback Issuance Date”); provided, however, that if any claim pursuant to this Article XI shall have been properly asserted by any Buyer Indemnified Party in accordance with this Agreement on or prior to the Survival Expiration Date and remain pending on the Holdback Issuance Date (any such claim, a “Pending Claim”), (i) the number of Holdback Shares issued to the Company Stockholders shall be the amount of Holdback Shares, minus that number of Holdback Shares that is equal to the aggregate amount of such Pending Claim divided by the volume weighted average price of a Buyer Ordinary Share over the twenty (20) trading-day period ending three (3) trading days prior such date of issuance and (ii) any Buyer Ordinary Shares that remain as Holdback Shares following the Holdback Issuance Date in respect of any such Pending Claim shall be issued to the Company Stockholders in accordance with the Payment Spreadsheet promptly upon resolution or (if applicable) satisfaction of such Pending Claim to the extent the number of Holdback Shares is not reduced upon satisfaction of such Pending Claim pursuant to Section 11.6; provided, in any event, that with respect to Holdback Shares that would otherwise be issuable pursuant to this Section 11.8 to Company Stockholders that are Cash-Out Holders, in lieu of issuing such Holdback Shares to such Cash-Out Holders, Buyer shall retain such Holdback Shares and pay to such Cash-Out Holders in lieu thereof an amount in cash equal to the number of such Holdback Shares multiplied the volume weighted average price of a Buyer Ordinary Share over the twenty (20) trading-day period ending three (3) trading days prior to the date of such payment, as reported by Bloomberg.

11.9                        Tax Treatment.  All amounts paid with respect to claims for indemnification under Article XI of this Agreement shall be treated by the parties hereto for all Tax purposes as adjustments to the Closing Merger Consideration to the greatest extent permitted by applicable Law, and shall be reported as such by the parties hereto on their Tax Returns.

ARTICLE XII.
STOCKHOLDER REPRESENTATIVE

12.1                        Designation and Replacement of Stockholder Representative.  The parties hereto have agreed that it is desirable to designate a representative to act on behalf of holders of the Company Capital Stock, Company Options and the Company Warrant, as the exclusive agent and attorney-in-fact for and on behalf of such Persons, for certain limited purposes, as specified herein (the “Stockholder Representative”).  The Company has designated Cam Gallagher as the initial Stockholder Representative, and requisite approval of this Agreement by the holders of Company Common Stock shall constitute ratification and approval of such designation.  The Stockholder Representative may resign at any time, and the Stockholder Representative may be removed by the vote of Persons which collectively owned more than fifty percent (50%) of the outstanding shares of Company Common Stock and which collectively owned more than fifty percent (50%) of the outstanding shares of Company Series A Preferred Stock, in each case, as of immediately prior to the Effective Time (or, in the case of a termination of this Agreement, as of such termination) (the “Majority Holders”).  In the event that a Stockholder Representative has resigned or been removed, a new Stockholder Representative shall be appointed by a vote of the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Stockholder Representative.  The designation of any Person as the Stockholder Representative is and shall be considered a power of attorney coupled with an interest, and, except as set forth in this Article XII, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the holders of Company Capital Stock, Company Options or the Company Warrant.

12.2                        Authority and Rights of the Stockholder Representative; Limitations on Liability.  The Stockholder Representative shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement; provided, however, that the Stockholder Representative shall have no obligation to act, except as expressly provided herein.  Without limiting the generality of the foregoing, the Stockholder Representative shall have full power, authority and discretion to (i) give and receive notices and communications on behalf of the Pre-Closing Holders, (ii) estimate and determine the amounts of Stockholder Representative Expenses and to pay such Stockholder Representative Expenses in accordance with Section 3.5, (iii) to determine the occurrence of any Milestone, (iv) resolve on behalf of the Pre-Closing Holders any disputes related to (A) the occurrence of any Milestone or the payment of any Milestone Payment, (B) the adjustment of the Closing Merger Consideration in accordance with Section 3.4 or (C) any indemnification in accordance with Article XI, (v) commence litigation in accordance with the terms of this Agreement and to comply with Governmental Orders and awards of any arbitrators related thereto, and to settle any such disputes on behalf of the Pre-Closing Holders, (vi) after the Closing, update the Payment Spreadsheet in accordance with Section 3.1(e) and (vii) after the Closing, negotiate and enter into amendments to this Agreement for and on behalf of the Pre-Closing Holders.  All actions taken by the Stockholder Representative in accordance with this Agreement shall be binding upon the Pre-Closing Holders and their successors as if expressly confirmed and ratified in writing by each of them.  The Stockholder Representative shall have no liability to Buyer, the Company or any holder of Company Capital Stock, Company Options or the Company Warrant with respect to actions taken or omitted to be taken in good faith in its capacity as the Stockholder Representative (except for those arising out of the Stockholder Representative’s gross negligence or willful misconduct).  The Stockholder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Stockholder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Stockholder Representative, unless the Stockholder Representative is holding funds delivered to it under Section 3.5 and has been provided with other funds, security or indemnities which, in the sole determination of the Stockholder Representative, are sufficient to protect the Stockholder Representative against the costs, expenses and liabilities which may be incurred by the Stockholder Representative in responding to such direction or taking such action.  The Stockholder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Stockholder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons.  The Stockholder Representative shall be entitled to reimbursement for all Stockholder Representative Expenses solely from the Stockholder Representative Expense Fund. The Stockholder Representative shall be entitled to indemnification by the Pre-Closing Holders against any loss, liability or expenses arising out of actions taken or omitted to be taken in good faith in its capacity as the Stockholder Representative (except for those arising out of the Stockholder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

ARTICLE XIII.
MISCELLANEOUS

13.1                        Waiver.  Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or (without limiting Section 13.11) agree to an amendment or modification to this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.  No waiver by any of the parties hereto of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.  No waiver by any of the parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party sought to be charged with such waiver.

13.2                        Notices.  All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by facsimile or email (in each case in this clause (iv), solely if receipt is confirmed), addressed as follows:

(a)                                 If to Buyer, Merger Subs or the Final Surviving Corporation, to:

Nabriva Therapeutics plc
1000 Continental Drive, Suite 600
King of Prussia, Pennsylvania 19406
Attention:	Robert Crotty, General Counsel
Email:	robert.crotty@nabriva.com

with copies (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
7 World Trade Center
250 Greenwich Street
New York, New York 10007
Attention:	Brian A. Johnson, Esq.
Telecopy:	(212) 230-8888

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attention:	Joseph B. Conahan, Esq.
Telecopy:	(617) 526-5000

(b)                                 If to the Company, prior to the Closing, to:

Zavante Therapeutics, Inc.
11750 Sorrento Valley Road, Suite 250
San Diego, California 92121
Attention:	Theodore R. Schroeder
Kevin P. Finney
Email: tschroeder@zavante.com; kfinney@zavante.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
12670 High Bluff Drive
San Diego, California 92130
Attention:	Cheston J. Larson
Kevin C. Reyes
Facsimile No.: (858)-523-5450
Email: cheston.larson@lw.com; kevin.reyes@lw.com

and to the Stockholder Representative:

Cam Gallagher
8049 Run of the Knolls
San Diego, CA 92127
Email: gallaghercam@yahoo.com

(c)                                  If to the Stockholder Representative, to:

Cam Gallagher
8049 Run of the Knolls
San Diego, CA 92127
Email: gallaghercam@yahoo.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
12670 High Bluff Drive
San Diego, California 92130
Attention:	Cheston J. Larson
Kevin C. Reyes
Facsimile No.: (858)-523-5450
Email: cheston.larson@lw.com; kevin.reyes@lw.com

or to such other address or addresses as the parties may from time to time designate in writing.

13.3                        Assignment.  No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties, except that Buyer may assign this Agreement without the consent of the other parties to any Successor Entity (which shall be in accordance with Section 3.10(f), if applicable), in which case, only if such Successor Entity agrees in writing to assume and perform each of the obligations of Buyer in this Agreement, Buyer shall cease to have any further obligations under this Agreement.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.4                        Rights of Third Parties.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (i) in the event the Closing occurs, the Indemnified Persons (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.1, (ii) from and after the Effective Time, the Pre-Closing Holders (and their successors, heirs and representatives) shall be intended third-party beneficiaries of, and may enforce, Article II and Article III, and (iii) Prior Company Counsel and the Designated Persons shall be intended third-party beneficiaries of, and may enforce, Section 13.16.

13.5                        [Reserved].

13.6                        Expenses.  Each party hereto, other than the Stockholder Representative (whose expenses shall be paid out of the Stockholder Representative Expense Fund pursuant to Section 3.5), shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Independent Auditor, if any, shall be paid in accordance with Section 3.4; provided further  that, in the event that the transactions contemplated hereby are not consummated, (i) the Company shall reimburse the Stockholder Representative for all costs and expenses incurred by the Stockholder Representative in connection with the transactions contemplated hereby, and (ii) Buyer shall pay all fees and expenses in connection with any financing arrangements of Buyer, regardless of whether such fees and expenses were to be incurred by the Company.

13.7                        Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

13.8                        Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts and any other document required to be executed and delivered hereunder may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) or other transmission method and any counterpart or such document so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.9                        Schedules and Annexes.  The Disclosure Schedules and Annexes referenced herein are a part of this Agreement as if fully set forth herein.  All references herein to the Disclosure Schedules and Annexes shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.  The Disclosure Schedule delivered by the Company under Article IV shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in Article IV. Any disclosure made by a party in the Disclosure Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which the relevance of such disclosure is reasonably apparent based on a reading of the disclosure.  Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

13.10                 Entire Agreement.  This Agreement (together with the Disclosure Schedules and Annexes to this Agreement) and that certain Mutual Confidentiality Agreement, dated as of October 31, 2017, between Nabriva Therapeutics Ireland DAC, an Irish designated activity company, and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties, except as expressly set forth in this Agreement and the Confidentiality Agreement.

13.11                 Amendments.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.  The approval of this Agreement by the stockholders of the Company shall not restrict the ability of the Board of Directors of the Company to terminate this Agreement in accordance with Section 10.1 or to cause the Company to enter into an amendment to this Agreement pursuant to this Section 13.11 to the extent permitted under Section 251(d) of the DGCL.

13.12                 Publicity.  The Company and Buyer agree that, from the date hereof through the Closing Date, the Company shall not make any public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any party without the prior consent of the other parties, except that the Company may make any disclosures or announcements necessary to comply with applicable Law or securities exchange regulations, including, if applicable, filing a copy of this Agreement with the United States Securities and Exchange Commission or similar Governmental Authority.  The Company and Buyer and Merger Subs agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or securities exchange regulation or for purposes of compliance with financial reporting obligations; provided, that the parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contract or professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as the parties shall be responsible to the other parties hereto for breach of this Section 13.12 or such confidentiality obligations by the recipients of its disclosure).

13.13                 Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

13.14                 Jurisdiction; Waiver of Jury Trial.

(a)                                 Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court of the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal court of the United States of America sitting in the State of Delaware), and, in each case, appellate courts therefrom, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of such Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court.  Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13.14(a).

(b)                                 Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby.  Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 13.14(b).

13.15                 Enforcement.  The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity.  Each party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  To the extent any party hereto brings an Action to enforce specifically the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that by its terms requires performance after the Closing or expressly survives termination of this Agreement), the Outside Date shall automatically be extended to (i)

the twentieth (20th) Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.

13.16                 Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.

(a)                                 Conflicts of Interest.  Buyer acknowledges that Latham & Watkins LLP (“Prior Company Counsel”) has, on or prior to the Closing Date, represented one or more of the Stockholder Representative, one or more Pre-Closing Holders, the Company and other Affiliates, and their respective officers, employees and directors (each such Person, other than the Company, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters relating to this Agreement or any other agreements or transactions contemplated hereby (each, a “Post-Closing Matter”), the Designated Persons may request that Prior Company Counsel represent them in connection with such matters (including matters which may be adverse to Buyer or its Affiliates).  Accordingly, each of Buyer and the Company hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Buyer or any of its Affiliates (including the Company), and even though Prior Company Counsel may (i) have represented the Company in a matter substantially related to such dispute or (ii) be currently representing Buyer, the Company or any of their respective Affiliates.

(b)                                 Attorney-Client Privilege.  Each of Buyer and the Company (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, solely to the extent occurring during (and relating to) one or more Existing Representations (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including matters that may be adverse to Buyer or the Company (after the Effective Time) or their Affiliates. Notwithstanding the foregoing and Section 13.16(c), in the event that a dispute arises between Buyer or the Company (after the Effective Time), on the one hand, and a third party other than a Designated Person, on the other hand, the Company shall (and shall cause its Affiliates to ) assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party; provided, however that such privilege may be waived only with the prior written consent of the Stockholder Representative.

(c)                                  Privileged Materials. All Pre-Closing Privileges, and all books and records and other documents of the Company containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be excluded from the purchase, and shall be distributed to the Stockholder Representative (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records) no copies retained by the Company.  Absent the prior written consent of the Stockholder Representative, neither Buyer nor (following the Closing) the Company shall have a right of access to Privileged Materials.

13.17                 Tax Advice.  Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto, and that it has and will continue to consult its own advisors with respect to Taxes.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

NABRIVA THERAPEUTICS PLC

By:	/s/ Colin Broom
Name:	Colin Broom
Title:	Chief Executive Officer

ZUPERBUG MERGER SUB I, INC.

By:	/s/ Colin Broom
Name:	Colin Broom
Title:	CEO & President

ZUPERBUG MERGER SUB II, INC.

By:	/s/ Colin Broom
Name:	Colin Broom
Title:	CEO & President

ZAVANTE THERAPEUTICS, INC.

By:	/s/ Theodore R. Schroeder
Name:	Theodore R. Schroeder
Title:	President & Chief Executive Officer

Cam Gallagher, solely in his capacity as the initial Stockholder Representative hereunder

By:	/s/ Cam Gallagher
Name:	Cam Gallagher
Title:	Stockholder Representative

ANNEX A

FORM OF SUPPORT AGREEMENT

ANNEX B-1

FORM OF CERTIFICATE OF MERGER

ANNEX B-2

FORM OF SECOND CERTIFICATE OF MERGER

ANNEX C

FORM OF LETTER OF TRANSMITTAL

ANNEX D

FORM OF INVESTMENT AGREEMENT

ANNEX E

FORM OF WRITTEN CONSENT

ANNEX F

FORM OF SURRENDER AGREEMENT